Exhibit 10.21

EXECUTION COPY

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

LOUISIANA-PACIFIC CORPORATION

AND

ETT ACQUISITION COMPANY, LLC

Dated July 2, 2003

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS

1.01	Defined Terms

1.02	Construction of Certain Terms and Phrases

ARTICLE II	PURCHASE AND SALE

2.01	Purchased Assets

2.02	Assumed Liabilities

2.03	Excluded Assets and Liabilities

2.04	Purchase Price and Payment

2.05	Earnest Money Deposit

2.06	Independent Consideration

ARTICLE III	CLOSING

3.01	Closing

3.02	Conditions Precedent to Obligations of Seller and Purchaser

3.03	Additional Conditions Precedent to Obligations of Purchaser

3.04	Additional Conditions Precedent to Obligations of Seller

3.05	Deliveries at Closing

3.06	Prorations

3.07	Purchase Price Allocation

3.08	Costs and Expenses

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF SELLER

4.01	Representations and Warranties of Seller

4.02	Supplemental Disclosure

4.03	NO REPRESENTATIONS

ARTICLE V	REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.01	Representations and Warranties of Purchaser

ARTICLE VI	SURVIVAL; INDEMNIFICATION

6.01	Survival

6.02	Indemnity by Seller

6.03	Indemnity by Purchaser

6.04	Third Party Claims

6.05	Payment

6.06	Access and Information

6.07	Monetary Limitations

6.08	Remedies Cumulative

ARTICLE VII	CERTAIN AGREEMENTS

7.01	Conduct of the Business Prior to Closing

7.02	Casualty and Condemnation

7.03	Hart-Scott-Rodino Filings

7.04	Commercially Reasonable Efforts

7.05	Title

7.06	Access to Real Property

7.07	Due Diligence

7.08	Exclusivity

7.09	Public Announcements

7.10	Further Assurances

7.11	Allocations

7.12	Recording

7.13	Retention of Obligations

7.14	No Leases

7.15	Consents

7.16	Release of Seller

7.17	Notification

7.18	Supply Agreement

ARTICLE VIII	TERMINATION

8.01	Termination

8.02	Effect of Termination

8.03	Seller Default

8.04	Purchaser Default; Liquidated Damages

ARTICLE IX	GENERAL PROVISIONS

ii

9.01	Notices

9.02	Binding Effect

9.03	Assignment

9.04	Waiver

9.05	Amendment

9.06	Certain Required Notices.

9.07	Attorneys’ Fees

9.08	Severability

9.09	Integration

9.10	Construction and Interpretation

9.11	Dispute Resolution

9.12	Governing Law

9.13	WAIVER OF JURY TRIAL

9.14	Time

9.15	Counterparts

9.16	Broker’s or Finder’s Fee

9.17	No Third Party Beneficiaries

9.18	Confidentiality

9.19	Facsimile Signatures

9.20	Bulk Sales Act

iii

EXHIBITS

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of July 2, 2003 (the “Effective Date”) by and between LOUISIANA-PACIFIC CORPORATION, a Delaware corporation (“Seller”), and ETT ACQUISITION COMPANY, LLC, a Delaware limited liability company  (“Purchaser”).

In consideration of the mutual covenants of the parties set forth herein and for other good and valuable consideration, Seller and Purchaser agree as follows:

ARTICLE I
DEFINITIONS

1.01                           Defined Terms.  As used in this Agreement, the following defined terms have the meanings indicated below:

“Additional Agreements” shall have the meaning set forth in Section 2.01(g) of this Agreement.

“Adjusted Cash Amount” shall have the meaning set forth in Section 2.04(c)

“Affiliate” of any Person means a Person which, directly or indirectly, controls, is controlled by or is under common control with such Person.

“Agreement” means this Purchase and Sale Agreement and the exhibits, schedules and Disclosure Schedule attached hereto, as amended from time to time.

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.05(a)(iii) of this Agreement.

“Assumed Liabilities” has the meaning set forth in Section 2.02 of this Agreement.

“Bill of Sale” has the meaning set forth in Section 3.05(a)(ii) of this Agreement.

“Brown and Caldwell” means Brown and Caldwell, having an office at 201 East Washington Street, Suite 500, Phoenix, Arizona 85004.

“Cash Amount” has the meaning set forth in Section 2.04(c) of this Agreement.

“Casualty Loss” has the meaning set forth in Section 7.02(a) of this Agreement.

“Claim” means, with respect to the Property, any claim, demand, investigation, suit, action or cause of action, default, assessment, litigation or other proceeding, including administrative proceedings, third party actions, arbitral proceedings and proceedings by or before any Governmental Authority.

“Closing” has the meaning set forth in Section 3.01 of this Agreement.

“Closing Date” has the meaning set forth in Section 3.01 of this Agreement.

“Closing Statement” has the meaning set forth in Section 3.06(b) of this Agreement.

“Code” has the meaning set forth in Section 2.05(c) of this Agreement.

“Condemnation Proceedings” has the meaning set forth in Section 7.02(a) of this Agreement.

“Contracts” has the meaning set forth in Section 2.01(g) of this Agreement.

“Contingent Obligation” has the meaning set forth in Section 7.13 of this Agreement.

“Conveyancing Instruments” means the deeds, assignments of leases and other instruments necessary or appropriate under applicable law to convey to Purchaser fee simple title to the Real Property with covenants of special warranty as to title.

“Deductible” has the meaning set forth in Section 6.07(a) of this Agreement.

“Deeds” has the meaning set forth in Section 3.05(a)(i) of this Agreement.

“Deposit” has the meaning set forth in Section 2.05(a) of this Agreement and is deemed to include all interest earned thereon.

“Disclosure Schedule” means the Disclosure Schedule to this Agreement, as supplemented or amended (if applicable) pursuant to Section 4.02 of this Agreement.

“Due Diligence” has the meaning set forth in Section 7.07 of this Agreement.

“Due Diligence Information” has the meaning set forth in Section 7.06(f) of this Agreement.

“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.

“Environmental Due Diligence Deadline” has the meaning set forth in Section 7.07 of this Agreement.

 “Environmental Law” means any applicable law, statute, ordinance, code, rule, regulation or order of any Governmental Authority relating to (i) pollution or the regulation or protection of human health, safety or the environment or to threatened or endangered species, (ii) Hazardous Materials, (iii) the reclamation of land and waterways, (iv) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including ambient air, soil, surface water, ground water, land surface and subsurface strata) or (v) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“Environmental Sites” has the meaning set forth in Section 7.06(c) of this Agreement.

“Escrow Agent” means Fidelity National Title Insurance Company, having an office at 717 N. Harwood Street, Suite 800, Dallas, Texas 75201.

“Escrow Agreement” has the meaning set forth in Section 2.05(b) of this Agreement.

“Excluded Assets” has the meaning set forth in Section 2.03 of this Agreement.

“Excluded Liabilities” has the meaning set forth in Section 2.03 of this Agreement.

“Existing Surveys” means existing surveys of portions of the Real Property.

“Extended Due Diligence Period” has the meaning set forth in Section 4.02 of this Agreement.

“Governmental Authority” means any legislative, judicial, executive, regulatory or administrative body, agency, commission, authority or instrumentality of the United States of America or of any state, county, city or other political subdivision within the United States of America, and any arbitrator or panel of arbitrators whose rulings, orders, decrees and awards are, in the particular circumstances presented, enforceable in a court of law within the United States of America.

“Harvest Schedule” has the meaning set forth in Section 7.01(a) of this Agreement.

“Hazardous Material” means any hazardous substance, pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material or waste and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated under such act.

“Indemnified Party” has the meaning set forth in Section 6.04(a) to this Agreement.

“Knowledge of Seller” means the actual knowledge, after reasonable investigation, of the employees of Seller listed in Section 1.01 of the Disclosure Schedule.

“LC” has the meaning set forth in Section 2.04(c) of this Agreement.

“LC Bank” means Wachovia Bank, National Association.

“Lease Agreement” has the meaning set forth in Section 3.05(a)(xiii) of this Agreement.

“Leases” has the meaning set forth in Section 2.01(h) of this Agreement.

“Letter Agreement” has the meaning set forth in Section 3.05(a)(xiv) of this Agreement.

“Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due), including any liability for Taxes.

 “Licenses” has the meaning set forth in Section 2.01(f) of this Agreement.

“Liens” means any mortgage, lien, charge, pledge, hypothecation, assignment, deposit, arrangement, encumbrance, security interest, assessment, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative, and whether imposed or created by operation of law or otherwise) in, on or with respect to the Property, or any other interest in the Property designed to secure the repayment of debt or the performance of any other obligations, whether arising by contract, operation of law or otherwise.

“Losses” means all claims, demands, investigations, proceedings, suits, actions or causes of action, losses, liabilities, fines, penalties, judgments, liens, injuries, damages, costs of settlement or other costs or expenses of whatever kind or nature (including any action or proceeding brought, threatened or ordered by any Governmental Authority), including attorneys’ and experts’ fees and court costs and expenses, and investigation and remediation costs.

“Mineral Rights” has the meaning set forth in Section 2.01(b) of the Agreement.

“New Surveys” means updates of Existing Surveys or new surveys of portions of Real Property obtained by either Purchaser or Seller, at Purchaser’s request.

“Nonacceptance Notice” has the meaning set forth in Section 7.07 of this Agreement.

“Nonassignable Contract” has the meaning set forth in Section 7.15 of this Agreement.

“Non-environmental Due Diligence Deadline” has the meaning set forth in Section 7.07 of this Agreement.

“Non-timberland Allocation” means that portion of the Purchase Price allocated to all those items set forth in Section 3.07 of the Disclosure Schedule other than “Timberlands” and “Standing Timber”.

“Note Amount” has the meaning set forth in Section 2.04(c) of this Agreement.

“Note” has the meaning set forth in Section 2.04(c) of this Agreement.

“Permitted Exceptions” means: (i) encroachments, overlaps, boundary line disputes or other matters (other than lack of access) that would be disclosed by an accurate survey or inspection of the Real Property; (ii) liens for taxes not yet due and payable; (iii) mechanics’, workers’, materialmen’s, carriers’ or other like liens arising in the ordinary course of business to the extent the underlying obligation is not yet due and payable; (iv) all previous reservations, exceptions and conveyances of record of oil, gas and associated hydrocarbon minerals and royalty and other rights and interests with respect thereto; (v) any law, ordinance or governmental regulation (including building and zoning ordinances) that restricts, regulates or prohibits the occupancy, use or enjoyment of the Real Property, or regulates the character, dimensions or location of any improvements now or hereafter erected on the Real Property; (vi) all matters affecting the Real Property recorded in the real property records of the applicable county other than (x) Liens (excluding Liens covered by (ii) and (iii) above) and (y) any other matter recorded in the real property records of the applicable county that would adversely affect Purchaser’s ability to conduct forestry management activities of any kind on the Real Property; (vii) all matters disclosed in the Disclosure Schedule; and (viii) unrecorded easements that do not adversely affect the ability to conduct forestry management activities of any kind on the Real Property.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, joint stock company, joint venture, trust, association or organization, whether or not for profit, and any Governmental Authority.

“Personal Property” has the meaning set forth in Section 2.01(e) of this Agreement.

 “Property” means the Real Property, Personal Property, Purchased Contracts, Leases, Records and Plans, and Licenses, but excluding the Excluded Assets.

“Property Taxes” has the meaning set forth in Section 3.06(a)(i) of this Agreement.

“Property Tax Code” has the meaning set forth in Section 4.01(q) of this Agreement.

“Proposed Supplement” has the meaning set forth in Section 4.02 of this Agreement.

“Proration Items” has the meaning set forth in Section 3.06(a) of this Agreement.

“Proration Time” has the meaning set forth in Section 3.06(a) of this Agreement.

“Purchase Price” has the meaning set forth in Section 2.04(a) of this Agreement.

“Purchased Contracts” has the meaning set forth in Section 2.01(g) of this Agreement.

“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement; provided, that from and after the Closing, for purposes of Sections 7.10, 7.11 and 7.12  hereto, Purchaser shall mean, at any time, each of ETT Acquisition Company, LLC and each Affiliate (as of the Closing Date) of ETT Acquisition Company, LLC having title at such time to any portion of the Property.

“Purchaser Indemnified Parties” has the meaning set forth in Section 6.02 of this Agreement.

“Purchaser’s Phase I Report” has the meaning set forth in Section 7.06(c) of this Agreement.

“Real Property” has the meaning set forth in Section 2.01(d) of this Agreement.

“Records and Plans” has the meaning set forth in Section 2.01(i) of this Agreement.

 “Related Agreements” means all other agreements, instruments and documents to be executed in connection with the consummation of the transactions contemplated by this Agreement and such other agreements.

“Representatives” has the meaning set forth in Section 9.18 of this Agreement.

“Seed Orchard” means the pine seed orchard consisting of 191 acres, more or less, located in Newton County, Texas.

“Selected Environmental Sites” has the meaning set forth in Section 7.06(c) of this Agreement.

“Seller” has the meaning set forth in the introductory paragraph of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 6.03 of this Agreement.

“Strips” has the meaning set forth in Section 2.01(d) of this Agreement.

“Supplement” has the meaning set forth in Section 4.02 of this Agreement.

“Supply Agreement” has the meaning set forth in Section 7.18 of this Agreement.

“Surveys” means the Existing Surveys and any New Surveys.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Affiliate” means a Person bearing a relationship to Seller described in Section 267(b) or 707(b) of the Code.

“Third Party Claim” has the meaning set forth in Section 6.04(a) of this Agreement.

“Timberlands” has the meaning set forth in Section 2.01(a) of this Agreement.

“Title Claims” means (a) any defects in, exceptions to, or Liens, Claims, reservations, restrictions or conditions on, to or affecting title to the Real Property (including without limitation the timber thereon), whether evidenced by written instrument or otherwise evidenced, (b) boundary disputes regarding or gaps between the boundaries of the Real Property and the boundaries of adjacent land or public or private thoroughfares, and (c) the absence of such access to any portion of the Real Property as would be commercially reasonable to permit Purchaser to use, manage, harvest or dispose of any assets located on or appurtenant to the Real Property (or any portion thereof), all as presently operated by Seller; provided, that Title Claims shall not include Permitted Exceptions; provided, further, however, that as used in this definition of Title Claims the term “Permitted Exceptions” shall not include any matters affecting the Real Property recorded in the real property records of the applicable county that are not listed in Schedule B to the Title Commitment that would adversely affect Purchaser’s ability to conduct forestry management activities of any kind on the Real Property.

“Title Commitment” has the meaning set forth in Section 7.05(a) of this Agreement.

“Title Company” means Fidelity National Title Insurance Company, having an office at 717 N. Harwood Street, Suite 800, Dallas, Texas 75201.

“Title Defect” means any title matter (other than zoning or permitting compliance) relating to any of the Real Property that is disclosed in the Title Commitment or in the Surveys (other than (i) a Permitted Exception; provided that as used in this definition of Title Defect the term “Permitted Exceptions” shall not include any matters affecting the Real Property recorded in the real property records of the applicable county that are not listed in Schedule B to the Title Commitment that would adversely affect Purchaser’s ability to conduct forestry management activities of any kind on the Real Property or (ii) a Lien securing indebtedness for money borrowed which will be released at or prior to Closing), which, in Purchaser’s reasonable judgment, would adversely affect the use, enjoyment or marketability by Purchaser of the Real Property.

“Title Objections” has the meaning set forth in Section 7.05(a) of the Agreement.

“Title Policies” means the TLTA owner’s form title policies, which title policies insure the fee simple title to the Real Property is vested in Purchaser subject only to the Permitted Exceptions.

“Transferee Affiliate” means any Affiliate of the Purchaser.

“WARN” means the Worker Adjustment and Retraining Act of 1988, as from time to time in effect.

“Water Rights” has the meaning set forth in Section 2.01(c) of the Agreement.

1.02                           Construction of Certain Terms and Phrases.  Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement in its entirety; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the word “including” means “including without limitation.”  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; provided, that if the relevant time period would otherwise end on a date which is not a business day, such period shall instead end on the immediately succeeding business day.  All accounting terms used herein and not expressly defined herein shall have the meanings given to them under accounting principles that are generally accepted and employed in the United States of America.  Any representation or warranty contained herein as to the enforceability of a contract or other agreement shall be subject to the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar law affecting the enforcement of creditors’ rights generally and to general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE II
PURCHASE AND SALE

2.01                           Purchased Assets.  At the Closing Seller will sell, convey, transfer, grant, assign and deliver to Purchaser and Purchaser shall purchase, accept and receive from Seller, on the terms and subject to the conditions set forth in this Agreement, including the provisions of Section 2.06, free and clear of any Lien of any kind whatsoever other than the Permitted Exceptions, all of the following assets (the “Property”):

(a)                                  Timberlands.  The real property lying in various counties in the State of Texas more particularly described on Section 2.01(a) of the Disclosure Schedule attached hereto consisting of 464,963 acres of timberland, more or less, and Seed Orchard, together with all timber of all species thereon (including those standing dead or down, all felled and bucked logs, trees, shrubs and reproduction thereon) as of the Closing Date, and including all buildings, structures, other constructions and improvements of every nature located or situated on such real property; tenements, rights, servitudes, easements, hereditaments, rights of way, privileges, liberties, appendages and appurtenances now or hereafter belonging or pertaining to such real property (the “Timberlands”);

(b)                                 Mineral Rights.  All of Seller’s right, title and interest in and to: (i)  any oil, gas, other hydrocarbons, sand, gravel, and any other minerals and mineral interests, which may be in, under and/or that may be produced, saved and marketed, from the Timberlands, (ii) any royalties, bonuses, overriding royalties, production payments, and (iii) any other oil, gas and mineral interests of whatever nature and character, or other interests connected therewith, arising therefrom or ancillary thereto (the “Mineral Rights”);

(c)                                  Water Rights.  All of Seller’s right, title and interest in and to:  (i) the surface water and surface water rights, appropriations and permits related to surface water of the Timberlands, (ii) any groundwater and any severed groundwater, and (iii) any groundwater licenses or permits in locations other than in the Timberlands used for the benefit of the Timberlands (the “Water Rights”);

(d)                                 Strips.  All strips and gores associated with the Timberlands (the “Strips” and together with the Timberlands, the Mineral Rights and the Water Rights, the “Real Property”);

(e)                                  Personal Property.  The machinery, equipment, motor vehicles, appliances, tools, supplies, furnishings, inventory and other tangible personal property related to the Real Property or attached to, appurtenant to, situated on or used in the conduct of the Seller’s commercial activities on the Real Property, together with all warranties associated therewith, as described on Section 2.01(e) of the Disclosure Schedule (the “Personal Property”);

(f)                                    Licenses.  All rights under licenses, permits, authorizations, orders, registrations, certificates, variances, approvals, franchises and consents of Governmental Authorities or other Persons which are related to the operation of the Real Property (the “Licenses”), including those licenses, permits, authorizations, orders,  registrations, certificates, variances, approvals, franchises and consents more particularly described on Section 2.01(f) of the Disclosure Schedule;

(g)                                 Contracts.  All rights under contracts, agreements, understandings and commitments to which Seller is a party or by which Seller is bound, in each case as of the Effective Date, that relate to the Property or any portion thereof or by which the Property or any portion thereof is bound or that relate to the commercial activities of Seller conducted on the Real Property or any portion thereof, including those relating to the provision of logging, harvesting, reforestation, silviculture, land management, insect and disease control, wildlife management, consulting, maintenance or other services to Seller, the leasing of equipment or machinery to Seller, the sale of materials, supplies or other goods to Seller, or the sale or provision by Seller of pulpwood, sawlogs, other wood fiber or other materials, supplies, goods or services to third parties (the “Contracts”), including those contracts, agreements, understandings and commitments more particularly described on Section 2.01(g) of the Disclosure Schedule  and any contracts, agreements, understandings and commitments entered into by Seller after the Effective Date in accordance with Section 7.01 hereof (the “Additional Agreements” and together with the Contracts, the “Purchased Contracts”);

(h)                                 Leases.  All rights with respect to leases, licenses and other agreements to which Seller is a party or by which Seller is bound relating to the use or occupancy of the Real Property or of any portion thereof, or by which the Real Property is bound (the “Leases”), including all right-of-way or road usage agreements, hunting, fishing or campsite leases, seismic permits, pipeline leases, mineral leases, and sand and gravel leases more particularly described on Section 2.01(h) of the Disclosure Schedule; and

(i)                                     Records and Plans.  All of the Seller’s (i) books and records relating to the Property; (ii) structural reviews, architectural drawings and environmental, engineering, soils, seismic, geologic and architectural reports, studies and certificates pertaining to the Real Property; (iii) plans, specifications and drawings of any improvements located on the Real Property; (iv) blueprints, plats, maps, surveys, building diagrams, maintenance and production records and environmental records and reports relating to the Real Property; and (v) title documents, acquisition deeds, title policies and surveys of the Real Property, whether written or electronically stored or otherwise recorded (the “Records and Plans”); provided, that the Seller may retain such originals thereof as may be required by law and provide copies thereof to Purchaser, and Purchaser shall provide Seller with copies thereof at Seller’s expense as Seller reasonably requires to enable Seller effectively to prepare its financial reports and tax returns, collect amounts due to it in respect of pre-Closing operations and administer, defend and discharge liabilities and obligations not assumed by Purchaser hereunder; provided, further, that the term “Records and Plans” does not include (A) any document or correspondence that would be subject to the attorney-client privilege; (B) any document or item that Seller is contractually or otherwise bound to keep confidential; (C) any internal memoranda, reports or assessments of Seller relating to Seller’s valuation of the Property; and (D) any appraisals of the Real Property, whether prepared internally by Seller or externally.  Notwithstanding the foregoing, to the extent that the Records and Plans include documents subject to the attorney-client privilege or subject to confidentiality agreements, the Seller shall use commercially reasonable efforts to construct an arrangement whereby Seller, without violating such privilege or agreements, will provide Purchaser with as much material and relevant information as possible concerning the subject matter of the otherwise privileged or confidential information as is permissible without causing Seller to waive its privilege or violate such agreements.

2.02                           Assumed Liabilities.  On the terms and subject to the conditions set forth herein and except as expressly contemplated by Section 2.03 hereof, from and after the Closing, the Purchaser will assume and satisfy or perform when due only the following Liabilities of the Seller (collectively, the “Assumed Liabilities”):

(a)                                  all Liabilities of Seller under the Licenses listed on Section 2.01(f) of the Disclosure Schedule arising after the Closing Date other than Liabilities arising from any breach or default occurring prior to the Closing Date;

(b)                                 all Liabilities of Seller arising after the Closing Date under the Contracts listed on Section 2.01(g) of the Disclosure Schedule and under the Additional Agreements, in each case other than Liabilities arising from any breach or default occurring prior to the Closing Date;

(c)                                  all Liabilities of Seller under the Leases listed on Section 2.01(h) of the Disclosure Schedule arising after the Closing Date other than Liabilities arising from any breach or default occurring prior to the Closing Date; and

(d)                                 any Liability of the Seller with respect to the Real Property arising out of any condition existing at the Real Property prior to Closing which constitutes a violation of or gives rise to a duty to report or remediate under any Environmental Law, other than any Liability with respect to a Third Party Claim covered under Sections 6.02(d) and (e).

2.03                           Excluded Assets and Liabilities.  The Property does not include the property described in Section 2.03 of the Disclosure Schedule (the “Excluded Assets”).  Except as expressly set forth in this Agreement, and without increasing the scope of the Assumed Liabilities by implication, Purchaser will not assume or perform any Liabilities not specifically contemplated by Section 2.02 to be Assumed Liabilities nor any of the following Liabilities (whether or not contemplated by Section 2.02) (together, the “Excluded Liabilities”):

(i)                                     any Liability of Seller under any Licenses, Contracts or Leases not listed on Sections 2.01(f), (g) and (h) of the Disclosure Schedule;

(ii)                                  any Liability of the Seller for making payments or providing benefits of any kind to its employees or former employees, including, without limitation, (i) as a result of the sale of the Property or as a result of the termination by the Seller of any employees, (ii) any Liability arising out of, or relating to WARN, (iii) any Liability to provide former employees so-called COBRA continuation coverage, (iv) any Liability in respect of medical and other benefits for existing and future retirees, and (v) any Liability in respect of work-related employee injuries or worker’s compensation claims;

(iii)                               any Liability of Seller for Taxes, whether or not related to the Seller’s commercial activities on the Property;

(iv)                              any Liability of Seller arising as a result of any claim or legal or equitable action or judicial or administrative proceeding initiated at any time in respect of anything done, suffered to be done or omitted to be done by Seller or any of its respective Affiliates, directors, officers, employees, agents, contractors or sub-contractors, except for those Liabilities that Purchaser has expressly assumed under Section 2.02(d);

(v)                               any Liability of Seller to indemnify any Person by reason of the fact that such Person was a client or officer, employee, or agent of Seller or was serving at the request of Seller as a partner, trustee, director, officer, employee or agent of another entity;

(vi)                              any debt or other Liability of Seller for or in respect of any loan, account payable, guarantee or indebtedness;

(vii)                           any Liability of Seller under this Agreement or for costs and expenses incurred in connection with this Agreement, including legal and other fees and expenses incurred in connection with the entering into, execution of and performance by Seller under this Agreement; and

(viii)                        any Liability arising out of or resulting from noncompliance prior to the Closing Date with any national, regional or local laws, statutes, ordinances, rules, regulations, orders, determinations, judgments or directives, whether legislatively, judicially or administratively promulgated, except for those Liabilities that Purchaser has expressly assumed under Section 2.02(d).

2.04                           Purchase Price and Payment.

(a)                                  Purchase Price.  The purchase price for the Seed Orchard shall be $320,000.  The aggregate purchase price for the Property shall be TWO HUNDRED EIGHTY FOUR MILLION EIGHT HUNDRED THIRTY-TWO THOUSAND ONE HUNDRED FIFTEEN AND NO/100 DOLLARS ($284,832,115.00), subject to adjustment as provided in Sections 2.04(b), 7.02, 7.05, 7.06, and 7.13 (the “Purchase Price”).  The Purchase Price, less the amount of the Deposit, shall be payable as provided in this Section 2.04.

(b)                                 Acreage Adjustment.  At least five (5) days prior to the Closing Date, Seller and Purchaser shall determine based on the uncontested, undivided deeded acres in the Title Commitment the actual number of acres included in the Real Property, excluding the Seed Orchard.  If this number is different than the number of acres in the definition of Real Property above, excluding the Seed Orchard, the Purchase Price shall be adjusted either up or down to reflect the difference on the basis of $625.00 per acre; provided that if the acreage adjustment is in excess of 23,000 acres, each of Purchaser and Seller shall have a right to terminate this Agreement.  If applicable, at least three (3) days prior to the Closing Date, Purchaser and Seller shall submit to the Title Company a written notice advising the Title Company of the adjustment to the Purchase Price pursuant to this Section 2.04(b).

(c)                                  Cash and Note Arrangement.  At the Closing, Purchaser shall (i) pay to Seller in cash, in immediately available funds, an amount equal to the sum of (x) the Non-timberland Allocation plus (y) the product of (1) the Purchase Price minus the Non-timberland Allocation and (2) .05 (the “Cash Amount”), plus (z) any adjustments, as applicable, (1) to the extent that the Note Amount is rounded down to an increment of $100,000 pursuant to this Section 2.04(c)(ii)(A) and (2) pursuant to Section 7.13 hereof (the sum of (x), (y) and (z), the “Adjusted Cash Amount”), less the amount of the Deposit, and (ii) deliver to Seller, or its designee, (A) an installment note in the form of Exhibit A hereto (the “Note”), which shall have been duly authorized and validly issued by, and shall be binding upon and enforceable against the Purchaser, in the aggregate principal amount equal to the Purchase Price minus the Adjusted Cash Amount (calculated without making the adjustment referred to in Section 2.04(c)(i)(z)(1)) rounded down to the nearest $100,000 increment (the “Note Amount”) and (B) a separate irrevocable standby letter of credit in the form of Exhibit B hereto (the “LC”), which shall have been duly authorized and validly issued by the LC Bank for the account of the Purchaser in an aggregate amount equal to the Note Amount.  Seller expressly waives and releases any express or implied purchase money lien to secure payment of the Note Amount.

2.05                           Earnest Money Deposit.

(a)                                  The Deposit.  On the Effective Date, Purchaser will deliver a non-refundable (except as specified herein) earnest money deposit of  EIGHT MILLION SEVEN HUNDRED THIRTY ONE THOUSAND FIVE HUNDRED AND NO/100 DOLLARS ($8,731,500.00) in immediately available funds to the Escrow Agent to be deposited in an interest bearing account (the “Deposit”).

(b)                                 Escrow Instructions.  The Deposit shall be held in escrow by the Escrow Agent, in accordance with the escrow agreement, a form of which is attached hereto as Exhibit C (the “Escrow Agreement”).  The Deposit shall be non-refundable to Purchaser (except as specified herein), and at the Closing the interest earned thereon shall be credited toward Purchaser’s payment of the Purchase Price at Closing.  Purchaser shall be responsible for any taxes associated with interest earned on the Deposit.

(c)                                  Designation of Reporting Person.  In order to assure compliance with the requirements of Section 6045 of the Internal Revenue Code of 1986, as amended (together with the regulations promulgated thereunder, the “Code”), and any related reporting requirements of the Code:

(i)                                     Seller and Purchaser shall designate the Escrow Agent as the person to be responsible for all information reporting under Section 6045(e) of the Code;

(ii)                                  Seller and Purchaser shall provide to the Escrow Agent all information and certifications regarding such party, as reasonably requested by the Escrow Agent or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and

(iii)                               Seller and Purchaser shall provide to the Escrow Agent such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form), signed under penalties of perjury, confirming such taxpayer identification number.

2.06                           Independent Consideration.  Contemporaneously with the execution and delivery of this Agreement, Purchaser has paid to Seller as further consideration for this Agreement, in cash, the sum of $100.00, in addition to the Deposit and the Purchase Price, and independent of any other consideration provided hereunder, which independent consideration is fully earned by Seller and is non-refundable under any circumstances.

ARTICLE III
CLOSING

3.01                           Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Title Company or at such other location as the parties may mutually agree on the third business day following the date upon which all the conditions precedent set forth in Sections 3.02, 3.03 and 3.04 are satisfied or waived by the appropriate party hereto, or on such other date as the parties may mutually agree in writing; provided, that such date must occur on any day between and including the fourth and twenty-second day of the month.  The date on which the closing shall occur is hereinafter referred to as the “Closing Date”.  At Closing, the events set forth in Sections 3.02, 3.03 and 3.04 of this Agreement will occur, it being understood that the performance or tender of performance of all matters set forth in Sections 3.02, 3.03 and 3.04 are conditions which may be waived only by the party for whose benefit they are intended.

3.02                           Conditions Precedent to Obligations of Seller and Purchaser.  The obligations of Purchaser and Seller under this Agreement to consummate the transactions contemplated hereby will be subject to satisfaction, at or prior to Closing, of the conditions that:

(a)                                  Hart-Scott-Rodino.  All applicable waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under applicable U.S. and foreign antitrust or trade regulation laws and regulations, including under the HSR Act, shall have expired or been earlier terminated and neither the Department of Justice nor the Federal Trade Commission shall have taken any action to enjoin or delay (for a period of longer than 120 days) the consummation of the transactions contemplated by this Agreement;

(b)                                 No Litigation.  There shall not be in effect a preliminary or permanent injunction, temporary restraining order or other judicial or administrative order or decree, the effect of which prohibits the consummation of the transactions contemplated herein or otherwise imposes conditions on such consummation.  No party to this Agreement shall have been advised by any Governmental Authority (which advisory has not been officially withdrawn by such Governmental Authority on or prior to the Closing Date) that such Governmental Authority is investigating the transactions contemplated by this Agreement (i) to determine whether to file or commence any litigation which seeks or would seek to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement or cause the transactions contemplated by this Agreement to be rescinded or (ii) to limit or otherwise adversely affect the ability of the Purchaser to continue operation of the Property as presently conducted by the Seller or to require divestiture by the Purchaser of all or any material portion of the Property or any other property owned by Purchaser.

3.03                           Additional Conditions Precedent to Obligations of Purchaser.  The obligation of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a)                                  Closing Deliveries.  Seller shall have delivered, or caused to be delivered to Purchaser, the items set forth in Section 3.05(a).

(b)                                 Due Diligence.  Purchaser shall have completed its Due Diligence investigation as contemplated by Section 7.07, which investigation shall be satisfactory to it in its sole discretion.

(c)                                  Consents.  All of the consents, authorizations, registrations or approvals of or with any Governmental Authority or other Person that are required in connection with the consummation of the transactions contemplated by this Agreement, as disclosed in Section 7.15 of the Disclosure Schedule, shall have been filed, made, given or obtained in a manner reasonably satisfactory to Purchaser and no such authorization, consent or approval will have been revoked.

(d)                                 Truth of Warranties.  All of the representations and warranties of Seller contained in this Agreement (i) that are not qualified by materiality shall be true and correct in all respects when made and shall be deemed to have been made at and as of the Closing and shall then be true and correct in all material respects and (ii) that are qualified by materiality shall be true and correct when made and shall be deemed to have been made at and as of the Closing and shall then be true and correct, in each case other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time; provided that for purposes of determining whether the conditions set forth in this Section 3.03(d) have been satisfied on the Closing Date with respect to the representations and warranties of Seller in Section 4.01(m), the Knowledge of the Seller will be deemed to not include (i) any matter discovered by Brown and Caldwell and included in the Purchaser’s Phase I Report or (ii) any other matter discovered by a third party in assessing the environmental condition of the Property which matter is included in a report provided to Purchaser.

(e)                                  Performance of Obligations.  Seller shall have performed and observed all covenants and agreements contained in this Agreement that are to be performed and observed by Seller prior to or at the Closing.

(f)                                    Title Insurance.  The Title Company shall have issued to Purchaser (and any successors and assigns as contemplated by Section 9.03, if applicable) the Title Policies in the amount of the Purchase Price insuring title to the Real Property in the Purchaser (and any such successors and assigns) subject only to the Permitted Exceptions and with such endorsements as requested by Purchaser.

(g)                                 LC.  The LC Bank shall have delivered the LC to Seller.

(h)                                 Tax Consequences.  No aspect of the transactions contemplated by this Agreement and the Related Agreements will, in the Purchaser’s sole judgment, result in unfavorable tax consequences to the Purchaser or any of its Affiliates, including the potential recognition of “unrelated business taxable income” (as defined in Sections 512 through 514 of the Code).

(i)                                     Acreage Adjustment.  Purchaser and Seller shall have mutually approved any adjustment to the Purchase Price in accordance with Section 2.04(b).

3.04                           Additional Conditions Precedent to Obligations of Seller.

The obligation of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a)                                  Payment of Purchase Price.  Seller shall have received the Adjusted Cash Amount, less the Deposit, the Note and the LC and the Escrow Agent shall have released the Deposit to Seller.

(b)                                 Closing Deliveries.  Purchaser shall have delivered, or caused to be delivered to Seller, the items set forth in Section 3.05(b).

(c)                                  Truth of Warranties.  All of the representations and warranties of Purchaser contained in this Agreement (i) that are not qualified by materiality shall be true and correct in all respects when made and shall be deemed to have been made at and as of the Closing and shall then be true and correct in all material respects and (ii) that are qualified by materiality shall be true and correct when made and shall be deemed to have been made at and as of the Closing and shall then be true and correct, in each case other than representations and warranties that expressly speak only as of a specific date or time, which will be true and correct as of such specified date or time.

(d)                                 Performance of Obligations.  Purchaser shall have performed and observed all covenants and agreements contained in this Agreement that are to be performed and observed by Purchaser prior to or at the Closing.

3.05                           Deliveries at Closing.

(a)                                  Seller Deliveries.  At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(i)                                     one special warranty deed for each county in the State of Texas in which the Real Property is located in the form attached hereto as Exhibit D (collectively, the “Deeds”), duly executed and acknowledged by Seller, conveying to Purchaser all of the Real Property;

(ii)                                  a Bill of Sale in the form attached hereto as Exhibit E (the “Bill of Sale”), duly executed by Seller, conveying to Purchaser the Personal Property, and all of Seller’s right, title and interest in the Records and Plans.

(iii)                               an Assignment and Assumption Agreement in the form attached hereto as Exhibit F (the “Assignment and Assumption Agreement”), duly executed by Seller, conveying to Purchaser all of Seller’s right, title and interest in and to the Leases, Purchased Contracts and Licenses;

(iv)                              an affidavit in the form attached hereto as Exhibit G, executed by Seller in favor of the Title Company;

(v)                                 water and sewer notice, and other like notices required pursuant to the laws of the State of Texas.

(vi)                              a certificate of non-foreign status in the form attached hereto as Exhibit H duly executed by Seller;

(vii)                           the Conveyancing Instruments necessary to transfer to Purchaser the Mineral Rights and the Water Rights;

(viii)                        releases (in recordable form if necessary) of any and all financing or materialmen’s, mechanic’s, workers’, carriers’ or other like liens on the Property, security interests in any of the Property, and all other liens, claims or interests objected to by Purchaser with respect to the Property;

(ix)                                a certificate dated as of the Closing Date and executed by a duly authorized officer of Seller certifying as to the fulfillment of the conditions set forth in Sections 3.03(c), (d) and (e) and Section 7.01(a);

(x)                                   a copy of the resolution of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Related Agreements to be executed by Seller, certified by the secretary or an assistant secretary of Seller;

(xi)                                all of the consents that Seller and Purchaser have agreed are required to consummate the transactions contemplated by this Agreement;

(xii)                             a legal opinion from Seller’s general counsel in the form attached hereto as Exhibit I;

(xiii)                          a lease agreement in a form to be mutually agreed upon by Seller and The Molpus Woodlands Group for the administrative office of Seller located in Silsbee, TX (the “Lease Agreement”), duly executed by Seller; provided that such lease agreement shall contain a ten year lease term, with an option to extend such term for a period of five years at the election of The Molpus Woodlands Group, and an annual rent of $100.00;

(xiv)                         a letter agreement in the form attached hereto as Exhibit J (the “Letter Agreement”), duly executed by Seller; and

(xv)                            such other certificates, assurances and documents as Purchaser may reasonably request to carry out the consummation of the transactions contemplated by this Agreement.

(b)                                 Purchaser Deliveries.  At the Closing, Purchaser shall deliver or cause to be delivered to Seller:

(i)                                     the Assignment and Assumption Agreement duly executed by Purchaser;

(ii)                                  a counterpart of any required notices provided pursuant to Section 3.05(a)(v);

(iii)                               the Note duly executed by Purchaser;

(iv)                              the LC;

(v)                                 a certificate dated as of the Closing Date and executed by a duly authorized officer of Purchaser certifying as to the fulfillment of the conditions set forth in Sections 3.04(c) and (d);

(vi)                              a legal opinion from Ropes & Gray LLP, counsel to the Purchaser, in the form attached hereto as Exhibit K;

(vii)                           the Lease Agreement duly executed by The Molpus Woodlands Group;

(viii)                        the Letter Agreement, duly executed by Purchaser; and

(ix)                                such other certificates, assurances and documents as Seller may reasonably request to carry out the consummation of the transactions contemplated by this Agreement.

3.06                           Prorations.

(a)                                  Proration Items.  The following items (collectively, the “Proration Items”) will be prorated as of 11:59 p.m. Central Time on the date immediately preceding the Closing Date (the “Proration Time”):

(i)                                     real estate, personal property, occupancy and other similar taxes and assessments (the “Property Taxes”), subject to the terms of Section 3.06(c) below; and

(ii)                                  prepaid rents, up-front payments, income, permit or registration fees and royalty payments from the Purchased Contracts, Leases and Licenses; and

(iii)                               utility bills and charges for water, telephone, electricity and other utilities and fuel.

(b)                                 Method of Proration.  Seller will be charged and credited for the amounts of any Proration Items relating to the period up to and including the Proration Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Proration Time.  The preliminary estimated Closing prorations will be set forth on a preliminary closing statement to be prepared by Seller and submitted to Purchaser for Purchaser’s approval prior to the Closing Date.  The preliminary closing statement, once agreed upon by Purchaser and Seller (the “Closing Statement”), will be signed by Purchaser and Seller and delivered to the Title Company for purposes of making the preliminary proration adjustment at Closing subject to the post-closing adjustment provided below.  The preliminary proration shall be paid at Closing by Purchaser to Seller (if the preliminary prorations result in a net credit to Seller) or by Seller to Purchaser (if the preliminary prorations result in a net credit to Purchaser).  If the actual amounts of the Proration Items are not known at the Proration Time, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received (not to exceed 120 days following Closing), re-prorations will be made on the basis of the actual figures, and a final settlement will be made between Seller and Purchaser with any net credit to Purchaser paid to Purchaser in cash by Seller and any net credit to Seller paid to Seller in cash by Purchaser; provided, that no re-proration will be made with respect to any Proration Item described in Section 3.06(a)(ii) to the extent that such re-proration would constitute a Contingent Obligation (as defined Section 7.13 below).

(c)                                  Property Taxes.  If the current year’s Property Taxes are not then known, the parties shall prorate the Property Taxes on the basis of the previous year’s Property Taxes, or if applicable, on the basis of a written estimate of the current year’s Property Taxes received from the assessor’s office, multiplied by 104% of the prior year’s tax rate.  To the extent that any of the Real Property includes only a portion of a particular tax parcel, then for purposes of performing the Property Tax proration for the parcel being retained by Seller, the Property Taxes for that particular parcel shall be deemed to be the Property Taxes due for the entire tax parcel multiplied by a fraction, the numerator of which is the acreage in the parcel being retained by Seller and the denominator of which is the total acreage of the property that comprises the entire tax parcel.  Purchaser shall receive a credit on the Closing Statement for any such amounts and Purchaser agrees to pay the Property Tax for such tax parcels for the year in which the Closing occurs, prior to delinquency, and to provide Seller with written evidence that Purchaser timely paid the Property Tax on any such partial lots.  Within thirty (30) days after the date on which such Property Taxes are paid by Purchaser, re-prorations shall be made on the basis of the actual Property Taxes due by each party with respect to such partial tax lots, and a final settlement will be made between Seller and Purchaser with any net credit to Purchaser paid to Purchaser in cash by Seller and any net credit to Seller paid to Seller in cash by Purchaser.  Notwithstanding the foregoing, if the Property is specially assessed for ad valorem property taxes, Seller shall be responsible for and shall pay all deferred and/or additional Taxes that arise from Seller’s use or activities on the Property prior to the Closing Date, regardless of whether the Property is disqualified for such special assessment at or after the Closing Date.

(d)                                 Contracts.  Purchaser will receive a credit on the Closing Statement for the prorated amount (as of the Proration Time) for any and all payments due or owing under any Purchased Contracts, Leases and Licenses the payments of which are made in a periodic nature, for periods prior to the Closing Date.  If Seller has paid any amounts under any such Purchased Contracts, Leases and Licenses the payments of which are made in a periodic nature, for periods after the Proration Time, Seller will receive a credit on the Closing Statement for the prorated amount (as of the Proration Time) for such amounts.

3.07                           Purchase Price Allocation.  The parties agree that the preliminary allocation of the Purchase Price shall be set forth in Section 3.07 of the Disclosure Schedule.  The Seller and Purchaser agree that the allocation may be amended or modified by mutual agreement to establish a final allocation prior to the Closing Date.

3.08                           Costs and Expenses.

(a)                                  Except as provided in Sections 3.08(b) and (c), each party will pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

(b)                                 Seller will pay (i) any costs charged by the Title Company for the production of the Title Commitment including title search, examination fees and expenses associated therewith, (ii) recording fees for the Deeds and any other Conveyancing Instruments, (iii) one-half of the escrow fee, (iv) any personal property sales/use or vehicle transfer tax applicable to the sale, (v) any real estate transfer, documentary or stamp tax applicable to the sale, and (vi) any fees and costs of any financial advisor or other consultant retained by Seller.

(c)                                  Purchaser will pay (i) any and all premiums for the Title Policies, endorsements to the Title Policies and any mortgagee title policies and any endorsements thereto or taxes thereon, (ii) the cost of obtaining or updating any New Surveys or updating any Existing Surveys, (iii) one-half of the escrow fee, (iv) any fees or costs of any financial advisor or other consultant retained by Purchaser, and (v) a one-time upfront LC fee to the LC Bank for the full term of the LC to and including the LC expiration date.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

4.01                           Representations and Warranties of Seller.  Subject to the provisions of Section 4.03 and the exceptions referred to in the Disclosure Schedule, Seller represents and warrants to Purchaser that the statements contained in this Section 4.01 are correct and complete as of the date of this Agreement and, unless a date is specified in such representation and warranty, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4.01).

(a)                                  Organization of Seller.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.  Seller has all necessary corporate power and authority to (i) conduct its business as it is presently being conducted, (ii) execute this Agreement and the Related Agreements to which it is to be a party and (iii) perform its obligations and consummate the transactions contemplated hereby and thereby.  Seller is duly qualified to do business in the State of Texas and the failure to be qualified to do business in any other jurisdiction would not, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Seller or Seller’s ability to perform its obligations under this Agreement and the Related Agreements to which it is to be a party.

(b)                                 Authorization.  All corporate and other actions or proceedings (including shareholder action) to be taken by or on the part of Seller to authorize and permit the execution and delivery by Seller of this Agreement and the Related Agreements, the performance by Seller of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.  This Agreement has been, and the Related Agreements to be executed and delivered by Seller at the Closing will have been, duly executed and delivered by Seller.  Upon execution by Seller of this Agreement and such Related Agreements, assuming the valid authorization, execution and delivery by the Purchaser of this Agreement and any Related Agreements to which the Purchaser is a party, this Agreement and the Related Agreements shall constitute, legal, valid and binding obligations of Seller that are enforceable against Seller in accordance with their terms.

(c)                                  Non-Contravention.  Subject to obtaining the consents, approvals and waivers, and taking the actions, making the filings and giving the notices, referred to in Section 4.01(c) of the Disclosure Schedule, the execution and delivery by Seller of this Agreement and the Related Agreements to be executed and delivered by Seller at Closing and the consummation by Seller of the transactions contemplated hereby and thereby will not conflict with, result in a breach or violation of, or default under (i) any judgment, order, injunction, decree, regulation or ruling of any Governmental Authority applicable to Seller or any of its assets; (ii) any statute, law, ordinance, rule or regulation; (iii) the terms, conditions or provisions of the Seller’s certificate of incorporation, bylaws or any standing resolution of its Board of

Directors, or (iv) any Purchased Contract, Lease, License or any note or other evidence of indebtedness, mortgage, deed of trust, indenture, or other agreement or instrument to which Seller is a party or by which Seller or the Property may be bound, except for such conflict, breach, violation or default which would not adversely affect the validity or enforceability of this Agreement or the ability of Seller to consummate the transactions contemplated hereby or by the Related Agreements and would not adversely affect the operation of the Property by the Purchaser.

(d)                                 Consents and Approvals.  There are no approvals, consents or registration requirements with respect to any Governmental Authority or any other Person that are or will be necessary for the valid execution and delivery by the Seller of this Agreement and the Related Agreements to which it is to be a party, or the consummation of the transactions contemplated hereby and thereby, other than (i) those which are listed on Section 4.01(d) of the Disclosure Schedule and (ii) any filing required under the HSR Act.

(e)                                  Suits and Proceedings.  Except as set forth in Section 4.01(e) of the Disclosure Schedule, there are no legal actions, suits or similar proceedings pending or, to the Knowledge of the Seller, threatened against Seller or the Property that (i) seek to restrain or enjoin the execution and delivery of this Agreement or the Related Agreements to which it is to be a party, or the consummation of any of the transactions contemplated hereby or thereby or (ii) if adversely determined, would, individually or in the aggregate, be expected to materially adversely affect the value of the Property or the continued operations of the Real Property.  There are no judgments, outstanding orders, injunctions, decrees, stipulations or awards against the Seller (or affecting any of its assets, including the Property) which prohibit or restrict or could reasonably be expected to result in any delay of the consummation of the transactions contemplated by this Agreement.

(f)                                    Contracts.  Except as disclosed in Section 4.01(f) of the Disclosure Schedule, to the Knowledge of the Seller with respect to each Purchased Contract:  (i) the Purchased Contract is legal, valid, binding and enforceable and in full force and effect, subject to the Seller obtaining the necessary consents disclosed in Section 4.01(d) of the Disclosure Schedule, and the Purchased Contract will continue to be legal, valid, binding and enforceable in accordance with its terms and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (ii) neither the Seller nor any other party thereto is in breach thereof or default thereunder and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration under the Purchased Contract, and (iii) no party has repudiated any provision of the Purchased Contract.  Except for the Excluded Assets, Seller has not entered into, been assigned or assumed any Purchased Contract or other agreement relating to the Real Property or the Personal Property evidenced by a writing, and to the Knowledge of the Seller, Seller has not entered into, been assigned or assumed any Purchased Contract or other agreement relating to the Real Property or the Personal Property not evidenced by a writing, in each case other than the Contracts disclosed in Section 2.01(g) of the Disclosure Schedule, the Additional Agreements and agreements disclosed in the deed records of the Counties of Polk, Tyler, Liberty, Hardin, Jasper, Newton and Orange of the State of Texas.  The Seller shall have provided to Purchaser access to a correct and complete copy of each Contract listed on Section 2.01(g) of the Disclosure Schedule no later than seven (7) days after the Effective Date.

(g)                                 Leases.  Except as disclosed in Section 4.01(g) of the Disclosure Schedule, to the Knowledge of the Seller with respect to each Lease set forth in Section 2.01(h) of the Disclosure Schedule:  (i) the Lease is legal, valid, binding and enforceable in accordance with its terms and in full force and effect, subject to the Seller obtaining the necessary consents disclosed in Section 4.01(d) of the Disclosure Schedule, and the Lease will continue to be legal, valid, binding, enforceable in accordance with its terms and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, (ii) neither the Seller nor any other party thereto is in breach thereof or default thereunder and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration under the Lease, and (iii) no party has repudiated any provision of the Lease.  Except for the Excluded Assets, Seller has not entered into, been assigned or assumed any Lease or other agreement relating to the Real Property or the Personal Property evidenced by a writing, and to the Knowledge of the Seller, Seller has not entered into, been assigned or assumed any Lease or other agreement relating to the Real Property or the Personal Property not evidenced by a writing, in each case other than the agreements disclosed in the Section 2.01(h) of the Disclosure Schedule and agreements disclosed in the deed records of the Counties of Polk, Tyler, Liberty, Hardin, Jasper, Newton and Orange of the State of Texas.  The Seller shall have provided to Purchaser access to a correct and complete copy of each Lease listed on Section 2.01(h) of the Disclosure Schedule no later than seven (7) days after the Effective Date.

(h)                                 Licenses.  Except as disclosed in Section 4.01(h) of the Disclosure Schedule, the Licenses set forth in Section 2.01(f) of the Disclosure Schedule constitute all licenses necessary to operate the Real Property in the manner that it is presently operated, except where the failure to hold a license would not materially adversely affect such operation of the Real Property.  The Seller shall have provided to Purchaser access to a correct and complete copy of each License listed on Section 2.01(f) of the Disclosure Schedule no later than seven (7) days after the Effective Date.

(i)                                     Title and Access to Real Property.  Except as disclosed in Section 4.01(i)-1 of the Disclosure Schedule:  (i) Seller owns fee simple title to the Real Property, free and clear of all Title Claims, and upon the execution and delivery of the Conveyancing Instruments, Purchaser will have fee simple title to the Real Property, free and clear of all Title Claims; and (ii)  Seller has access to the Real Property for ingress and egress to and from public roads as would be commercially reasonable to permit Purchaser to manage and operate and harvest timber from the Real Property as presently operated. Except as disclosed in Section 4.02(i)-2 of the Disclosure Schedule, to the Knowledge of Seller, no disputes exist with any Persons with respect to access to or from the Real Property.

(j)                                     Title to Personal Property.  Except as disclosed in Section 4.01(j) of the Disclosure Schedule, Seller has good title to all of the Personal Property free and clear of any Liens of any kind whatsoever.

(k)                                  Volume and Quality of Timber.  The specifications with respect to the volume and category of timber set forth on the attached Section 4.01(k) of the Disclosure Schedule were arrived at by the Seller in good faith.  The Seller is not in the possession of any information, or aware of any condition, damage, injury or loss with respect to the Property which would cause a reasonable person to determine that such specifications are materially misleading.

(l)                                     Compliance with Laws.  Except as set forth in Section 4.01(l) of the Disclosure Schedule, Seller holds all material licenses, certificates, permits, franchises, approvals, exemptions, registrations and rights of any Governmental Authority which are necessary to operate the Real Property as currently operated.  Seller is currently operating the Real Property in compliance in all respects with all applicable laws, statutes, rules, regulations, judgments, orders and decrees of any Governmental Authority applicable to the Real Property, and except as set forth in Section 4.01(l)-2 of the Disclosure Schedule, Seller has not received any written notice of any failure to be so in compliance that remains uncured.

(m)                               Environmental Matters.  Except as set forth in the Environmental Assessment, Louisiana-Pacific Properties, Big Block Transaction, Jasper, Cleveland and Silsbee Areas, dated as of December 20, 2002, performed by Brown and Caldwell, to the extent such assessment pertains to the Real Property, and except as disclosed in Section 4.01(m)-1 of the Disclosure Schedule: (i) Seller has operated, and is currently operating, the Real Property in compliance in all respects with all applicable Environmental Laws, (ii) to the Knowledge of Seller, there has been no release or threatened release of any Hazardous Material on, upon, into or from the Real Property, (iii) during the five (5) years prior to the Closing Date, there have been no Hazardous Materials generated by the Seller that have been disposed of, released or come to rest at the Real Property, (iv) to the Knowledge of the Seller there are no underground storage tanks located on, no PCBs or PCB-containing equipment used or stored on, and no Hazardous Material stored on the Real Property, (v) no portion of the Real Property has ever been used by Seller or with Seller’s permission during Seller’s period of ownership, as a landfill to receive solid waste, whether or not hazardous, or for the dumping, discharge, treatment, storage, release or disposal of any Hazardous Material except for oil and gas residuals from wells and (vi) to the Knowledge of the Seller all restoration of the surface as to surface or subsurface mining, gravel or other digging operations no longer in operation have been completed in compliance with applicable laws and regulations.  Except as disclosed in Section 4.01(m)-2 of the Disclosure Schedule: (i) Seller has not received any written notice of a violation of any Environmental Laws from any Governmental Authority that has not been remediated in accordance with applicable Environmental Laws or remains uncured; (ii) to the Knowledge of Seller, there are no Claims relating to the condition of the Real Property or any part thereof or the conduct by the Seller of its business thereon; (iii) to the Knowledge of Seller, there are no anticipated Claims regarding any portion of the Real Property that may be targeted for clean-up of any Hazardous Material; and (iv) to the Knowledge of the Seller, no part of the Real Property has been used in a manner in violation of applicable Environmental Laws, even if such use has been terminated and remediation has occurred.

(n)                                 Matters relating to the Real Property.  Except as disclosed in Section 4.01(n)-1 of the Disclosure Schedule, no condemnation proceeding is pending, or, to the Knowledge of the Seller, threatened, by any Governmental Authority relating to the Real Property.  Except as disclosed in Section 4.01(n)-2 of the Disclosure Schedule, no adverse possession proceeding relating to the Real Property is pending and to the Knowledge of the Seller, no boundary line or adverse possession dispute relating to the Real Property is pending or threatened.

(o)                                 Endangered and Exotic Species.  As of the date hereof, except as disclosed in Section 4.01(o) of the Disclosure Schedule, to the Knowledge of Seller: (i) there are no plants or animals which are listed as threatened or endangered under the Endangered Species Act located on the Real Property, and (ii) Seller has not imported, raised or released exotic animals within the boundaries of the Real Property.

(p)                                 Cemeteries.  Except as disclosed in Section 4.01(p) of the Disclosure Schedule, to the Knowledge of Seller, no portion of the Real Property is being or has been used as a cemetery.

(q)                                 Limited Use Property.  Except as disclosed in Section 4.01(q)-1 of the Disclosure Schedule, no portion of the Real Property has been designated by Seller or any prior owner as “Qualified open-space land” pursuant to Section 23.51, et seq of Title 1 of the V.T.C.A. Tax Code (the “Property Tax Code”).  Except as disclosed in Section 4.01(q)-2 of the Disclosure Schedule, no portion of the Real Property has been designated as part of an “aesthetic management zone”, a “critical wildlife habitat zone”, a “streamside management zone”, or as “qualified restricted-use timber land” pursuant to Section 23.9801, et seq. of the Property Tax Code.

(r)                                    Taxation as Qualified Timber Land.  The Real Property qualifies for and has received the benefit of taxation as qualified timber land pursuant to Section 23.71 of the Property Tax Code.  Seller has properly filed all necessary applications to continue the Real Property being appraised as qualified timber land for 2003 and has filed all proper applications and the Real Property has been taxed in at least 5 of the last 7 years as qualified timber land.  To the Knowledge of Seller, there has been no change in use for any portion of the Real Property such that it is or was no longer considered as qualified timber land for assessment and taxation purposes.

(s)                                  Prescribed Burning Obligations.  No portion of the Real Property is subject to prescribed burning obligations by the Texas Forest Service.

(t)                                    Infestation Control.  No portion of the Real Property is subject to control measures for infestations by the Texas Forest Service and there has been no filing or receipt of any notice by Seller from the Texas Forest Service of the intent by Texas Forest Service regarding the existence of any infestation.

(u)                                 Taxes.  There are no Liens, other than the Permitted Exceptions, on any of the Property that arose in connection with any failure to alleged failure to pay any tax and there are no material claims for taxes which might result in any such Liens.

(v)                                 Acquisition for Investment.  Seller acknowledges that the Note will not be registered under the Securities Act of 1933 or qualified or registered under any state securities laws and that no public market exists for the Note.  Seller is acquiring the Note for its own account, and not with a view to the resale or distribution thereof otherwise than in compliance will all applicable state and federal securities laws.  Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933 and can bear the economic risk of its investment in the Note, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Note.

(w)                               No Leasehold Interest.  None of the Seller nor any Tax Affiliate of the Seller has any leasehold interest in the Property, or any leaseback of any portion of the Property that would result, at or immediately following the Closing, in a lease described in Section

514(c)(9)(B) (iii) of the Code, nor will any such lease or leaseback be created by the transactions contemplated by this Agreement.

(x)                                   Due Diligence Documents.  The documents to be made available to the Purchaser and its representatives during the Purchaser’s due diligence review of the Property, including those documents described on the Disclosure Schedule, were (A) prepared and used in the actual and ordinary course of the Seller’s business operations and are correct and complete copies of such documents, or, to the extent that such documents contain confidential information which Seller cannot disclose to Purchaser, are summaries of correct and complete documents used in the actual and ordinary course of Seller’s business operations and (B) to the Knowledge of the Seller, are not incorrect, inaccurate or misleading in any material respect when taken as a whole.

(y)                                 Absence of Changes.  Since December 31, 2002, (i) there has not been any Casualty Loss, except normal wear and tear of the elements, and (ii) there has not been any material liability of the Seller with regard to the Property, contingent or otherwise, other than trade accounts, operating expenses, obligations under executory contracts incurred for fair consideration, or taxes accrued with respect to operations during such period, all incurred in the ordinary course of business consistent with past practices.

(z)                                   Mineral and Water Rights.  Neither Seller nor any of its subsidiaries or Affiliates has any right, title and interest in or to any minerals or mineral interests and any right, title and interest in or to any surface water or water rights, in each case with respect to the Real Property, that are not being conveyed to Purchaser hereunder.  Except as set forth in Section 4.01(z) of the Disclosure Schedule, to the Knowledge of Seller, Seller has not sold, conveyed, assigned, transferred or licensed any surface water or surface water rights related to the surface water and water rights with respect to the Real Property.

(aa)                            Officers and Employees.  The individuals on Section 1.01-1 of the Disclosure Schedule represent all the management personnel of Seller directly involved in administrative, silvicultural, harvesting and other land management activities with respect to the Property.

4.02                           Supplemental Disclosure.  In the event that Seller discovers or becomes aware of any matter hereafter arising or discovered which, if existing and known at the Effective Date, would have been required to have been set forth or described in such Disclosure Schedule, it may submit to the Purchaser in writing a proposed supplement to the Disclosure Schedule (a “Proposed Supplement”) no later than (i) in the case of environmental matters, the Environmental Due Diligence Deadline, or (ii) in the case of all other matters, August 1, 2003.  Purchaser shall notify Seller in writing no later than (i) in the case of environmental matters, ten (10) days after the Environmental Due Diligence Deadline, or (ii) in the case of all other matters, August 11, 2003, whether, in its sole discretion, it accepts the Proposed Supplement or whether it desires additional time to conduct Due Diligence with respect to the matters raised in a Proposed Supplement.  In the event Purchaser notifies Seller that it desires additional time to conduct Due Diligence of any matter disclosed in a Proposed Supplement, Purchaser shall have until (i) in the case of environmental matters, sixty (60) days after the Environmental Due Diligence Deadline, or (ii) in the case of all other matters, September 26, 2003, to complete its Due Diligence (the “Extended Due Diligence Period”).  During the Extended Due Diligence Period, Purchaser and Seller shall negotiate with one another and shall attempt to reach a mutually agreeable resolution with respect to the matters disclosed in any Proposed Supplement.  No later than the end of the Extended Due Diligence Period, Purchaser shall notify Seller in writing whether or not, in its sole discretion, it consents to any Proposed Supplement, or any portion thereof, and the conditions on which any such consent is being given.  Upon satisfaction of such conditions, the matters to which consent has been given shall constitute a “Supplement,” and any such Supplement shall be given effect for all purposes under or in connection with this Agreement and the transactions contemplated hereby as if made on the Effective Date.  Notwithstanding the foregoing, Purchaser’s knowledge of any matter contained in a Proposed Supplement and Purchaser’s decision to exclude any or all of such matters from any Supplement is not intended to be, and shall not be deemed to be, a waiver of Purchaser’s rights to recover from Seller for any breach of any representation or warranty or any covenant under this Agreement or a waiver of Purchaser’s rights under Article VI.

4.03                           NO REPRESENTATIONS.  PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT (i) EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY RELATED AGREEMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT REQUIRED HEREBY, SELLER IS TRANSFERRING THE PROPERTY “AS IS, WHERE IS AND WITH ALL FAULTS” AND (ii) EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH HEREIN, OR IN ANY RELATED AGREEMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT REQUIRED HEREBY, NEITHER SELLER NOR ANY OTHER PERSON IS MAKING, AND PURCHASER IS NOT RELYING ON, ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING ANY OF THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO PURCHASER BY SELLER OR ANY OTHER PERSON OR OTHERWISE OBTAINED BY PURCHASER CONCERNING ANY OF THE PROPERTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING ANY REPRESENTATIONS OR WARRANTIES RELATING TO:  (A) THE QUALITY, NATURE, HABITABILITY, MERCHANTABILITY, USE, OPERATION, VALUE, MARKETABILITY, ADEQUACY OR PHYSICAL CONDITION OF ANY OF THE PROPERTY OR ANY ASPECT OR PORTION THEREOF, INCLUDING STRUCTURAL ELEMENTS OF ANY BUILDINGS OR IMPROVEMENTS, ACCESS, SEWAGE, WATER AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, SOILS, GEOLOGY, SURFACE WATER, GROUNDWATER OR ACCESS TO OR VALUE, VOLUME OR QUALITY OF TIMBER; (B) THE MAGNITUDE OR DIMENSIONS OF ANY REAL PROPERTY; (C) THE DEVELOPMENT OR INCOME POTENTIAL, OR RIGHTS OF OR RELATING TO, ANY REAL PROPERTY, OR THE FITNESS, SUITABILITY, VALUE OR ADEQUACY OF ANY REAL PROPERTY FOR ANY PARTICULAR PURPOSE; (D) THE ZONING OR OTHER LEGAL STATUS OF ANY REAL PROPERTY OR THE EXISTENCE OF ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON THE USE OF ANY REAL PROPERTY; (E) THE COMPLIANCE OF ANY REAL PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL AUTHORITY OR OF ANY OTHER PERSON; (F) THE ABILITY OF PURCHASER TO OBTAIN ANY NECESSARY GOVERNMENTAL APPROVALS, LICENSES OR PERMITS FOR THE USE OR DEVELOPMENT OF ANY

REAL PROPERTY; OR (G) THE PRESENCE, ABSENCE, CONDITION OR COMPLIANCE OF ANY HAZARDOUS MATERIALS ON, IN, UNDER, ABOVE OR ABOUT ANY REAL PROPERTY OR ANY ADJOINING OR NEIGHBORING PROPERTY.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

5.01                           Representations and Warranties of Purchaser.  Purchaser represents and warrants to Seller that the statements contained in this Section 5.01 are correct and complete as of the date of this Agreement and, unless a date is specified in such representation and warranty, will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5.01).

(a)                                  Organization of Purchaser.  Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  Purchaser has all the necessary power and authority to (i) conduct its business as it is presently being conducted, (ii) execute this Agreement and the Related Agreements to which it is to be a party and (iii) perform its obligations and consummate the transactions contemplated hereby and thereby.  As of the Closing Date, Purchaser will be qualified to do business in each jurisdiction in which the failure to do so would, individually or in the aggregate, have a material adverse effect on the financial condition or results of operations of Purchaser.

(b)                                 Authorization.  All limited liability company and other actions or proceedings to be taken by or on the part of Purchaser to authorize and permit the execution and delivery by Purchaser of this Agreement and the Related Agreements, the performance by Purchaser of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby have been duly and properly taken.  This Agreement has been, and the Related Agreements to be executed and delivered by Purchaser at the Closing will have been, duly executed and delivered by Purchaser.  This Agreement constitutes, and the Related Agreements to be executed and delivered by Purchaser at the Closing will constitute, legal, valid and binding obligations of Purchaser that are enforceable in accordance with their terms against Purchaser.

(c)                                  Non-Contravention.  Subject to obtaining the consents, approvals and waivers, and taking the actions, making the filings and giving the notices, referred to in Section 5.01(c) of the Disclosure Schedule, the execution and delivery, by Purchaser of this Agreement and the Related Agreements to be executed and delivered by Purchaser at the Closing and the consummation by Purchaser of the transactions contemplated hereby and thereby will not conflict with, result in a breach or violation of, or default under (i) any judgment, order, injunction, decree, regulation or ruling of any court or Governmental Authority applicable to Purchaser or any of its assets; (ii) any statute, law, ordinance, rule or regulation; or (iii) the terms, conditions, or provisions of Purchaser’s certificate of formation or operating agreement, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which Purchaser may be bound.

(d)                                 Suits and Proceedings.  There are no legal actions, suits or similar proceedings pending or, to Purchaser’s actual knowledge, threatened against Purchaser that seek to restrain or enjoin the execution and delivery of this Agreement or the Related Agreements to which it is to be a party, or the consummation of any of the transactions contemplated hereby or thereby.  There are no judgments, outstanding orders, injunctions, decrees, stipulations or awards against the Purchaser or affecting any of its assets, which prohibit or restrict or could reasonably be expected to result in any delay of the consummation of the transactions contemplated by this Agreement.

(e)                                  Financial Capability.  Purchaser has sufficient cash or access to funds to pay the Adjusted Cash Amount and otherwise perform its obligations hereunder and to pay all fees, costs and expenses for which it is responsible in connection with the transactions contemplated hereby, and has credit ratings or capital resources sufficient to enable it to deliver the Note and the LC.

ARTICLE VI
SURVIVAL; INDEMNIFICATION

6.01                           Survival.  Except as otherwise set forth in the following sentence of this Section 6.01, all of the representations and warranties of Seller contained in Section 4.01 or in any Exhibit, Schedule, instrument or certificate delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect until the third anniversary of the Closing Date.  The representations and warranties of Seller contained in Sections 4.01(a) (Organization of Seller), 4.01(b) (Authorization), 4.01(i) (Title and Access to Real Property), 4.01(u) (Taxes) and 9.16 (No Brokers) shall survive the Closing and shall continue in full force and effect without limit as to time (subject to the statute of limitation applicable to the subject matter underlying such representation and warranty and any extensions or waivers thereof).  Except as otherwise set forth in the following sentence of this Section 6.01, all of the representations and warranties of Purchaser contained in Section 5.01 or in any Exhibit, Schedule, instrument or certificate delivered pursuant to this Agreement shall survive the Closing and continue in full force and effect until the third anniversary of the Closing Date. The representations and warranties of Purchaser contained in Sections 5.01(a) (Organization of Purchaser), 5.01(b) (Authorization), and 9.16 (No Brokers) shall survive the Closing and shall continue in full force and effect without limit as to time (subject to the statute of limitation applicable to the subject matter underlying such representation and warranty and any extensions or waivers thereof).  No representation, warranty, covenant or indemnity of Seller under this Agreement shall merge into the Conveyancing Instruments at Closing.  The termination of any such representation and warranty shall not affect any claim for breaches of representations and warranties if written notice thereof is given to the breaching party prior to such termination date.  All covenants and indemnities of any party in this Agreement shall, unless otherwise specifically provided therein, survive the Closing and remain in full force and effect forever.

6.02                           Indemnity by Seller.  Seller will indemnify, defend and hold harmless the Purchaser and each of its Affiliates (as of the Closing Date ) then having title to any portion of the Property,  and each of their parents, subsidiaries, Affiliates, predecessors, successors and assigns and their respective officers, directors, partners, members, managers, employees and agents (the “Purchaser Indemnified Parties”) from any Losses incurred or suffered by the Purchaser Indemnified Parties (including those arising out of direct Claims by Purchaser against Seller) or any of them as a result of, arising out of or relating to, whether directly or indirectly:  (a) the breach or inaccuracy or non-fulfillment of any representations or warranties of the Seller contained in this Agreement, or in any Exhibit, Schedule, instrument or certificate delivered pursuant to this Agreement (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the phrase “material adverse effect” were deleted therefrom), other than up to the $750,000 of Losses that Purchaser has agreed to incur pursuant to Section 7.02(b) hereof and up to $1,000,000 of Losses that Purchaser has agreed to incur pursuant to Section 7.05(b) hereof; provided, that for purposes of determining the rights of Purchaser Indemnified Parties to indemnification for Losses incurred or suffered with respect to a breach of each representation and warranty of Seller in Section 4.01(m) which is qualified by the phrase “to the Knowledge of the Seller,” the corresponding Section 4.01(m) of the Disclosure Schedule will be deemed to include any matter discovered by Brown and Caldwell and included in the Purchaser’s Phase I Report; (b) any breach or violation of any covenant or agreement of the Seller in this Agreement; (c) any Excluded Liability; (d) any Third Party Claim brought prior to the seventh anniversary of the Closing Date, which Third Party Claim arises from or is related to (i) any oil and gas operations which occurred or are occurring on the Property on or prior to the Closing Date or (ii) the activities conducted on or prior to the Closing Date on any solid wood manufacturing site existing on the Property at or prior to the Closing Date; and (e) any Third Party Claim (other than those contemplated by (d) above) brought prior to the third anniversary of the Closing Date, which Third Party Claim arises from or is related to any condition existing on or prior to the Closing Date which constitutes a violation of or gives rise to a duty to report or remediate under any Environmental Law.

6.03                           Indemnity by Purchaser.  Purchaser will indemnify, defend and hold harmless the Seller and each of its parents, subsidiaries, Affiliates, predecessors, successors and assigns and their respective officers, directors, employees and agents (the “Seller Indemnified Parties”) from any and all Losses incurred or suffered by Seller Indemnified Parties (including those arising out of direct claims by Seller against Purchaser) or any of them as a result of, arising out of or relating to, whether directly or indirectly:  (a) the breach or inaccuracy or non-fulfillment of any representations or warranties of the Purchaser contained in this Agreement, or in any Exhibit, Schedule, instrument or certificate delivered pursuant to this Agreement; (b) any breach or violation of any covenant or agreement of the Purchaser in this Agreement or the Escrow Agreement; or (c) any liability which is an Assumed Liability.

6.04                           Third Party Claims.

(a)                                  Notification.  If any third party shall notify any party hereto (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other party under this Article VI, then the Indemnified Party shall promptly notify the indemnifying party (the “Indemnifying Party”) thereof in writing; provided, however, that no delay on the part of the Indemnified Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b)                                 Defense by Indemnifying Party.  Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as the (i) Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c)                                  Settlement.  So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.04(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), and (iii) the Indemnifying Party will not consent to the entry of judgment or order or enter into any settlement with respect to the Third Party Claim unless written agreement is obtained releasing the Indemnified Party from all liability thereunder and such judgment, order or settlement does not contain any admission of guilt or culpability of the Indemnified Party.

(d)                                 Defense by Indemnified Party.   In the event that any of the conditions in Section 6.04(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim to the fullest extent provided in this Article VI.

(e)                                  Negligence of Indemnified Party.  The indemnities provided by Seller and Purchaser under Sections 6.02(c), (d) and (e) and 6.03(c), respectively, include Third Party Claims alleging the negligence of any Indemnified Party.

6.05                           Payment.  With respect to all claims other than Third Party Claims, the Indemnifying Party shall promptly pay or reimburse the Indemnified Party in respect of any claim or liability for Losses to which the foregoing indemnities relate after the receipt of written notice from the Indemnified Party outlining with reasonable particularity the nature and amount of the claim(s).  All claims for indemnity hereunder must be submitted by the Indemnified Party to the Indemnifying Party within the time period for survival set forth in Section 6.01.  In the event the Indemnifying Party fails or refuses to make payment for such claims within a period of 30 days from the date of notice to the Indemnifying Party, the Indemnified Party shall be entitled to exercise all legal means of relief available.  The Indemnifying Party shall reimburse the Indemnified Party for all costs and expenses (including reasonable legal fees and expenses and costs of investigation) incurred by the Indemnified Party in enforcing its rights under this Article VI.  Such reimbursement shall be without regard to any monetary limitations on the Indemnifying Party’s obligation to indemnify the Indemnified Party under Section 6.07.

6.06                           Access and Information.  With respect to any claim for indemnification hereunder, the Indemnified Party will give to the Indemnifying Party and its counsel, accountants and other representatives reasonable access, during normal business hours and upon the giving of reasonable prior notice, to its books and records relating to such claims, and to its employees, accountants, counsel and other representatives, all without charge to the Indemnifying Party, except for the reimbursement of the out-of-pocket reasonable expenses of the Indemnified Party.  In this regard, the Indemnified Party agrees to maintain any of its books and records which may relate to a claim for indemnification hereunder for such period of time as may be necessary to enable the Indemnifying Party to resolve such claim.

6.07                           Monetary Limitations.

(a)                                  Seller Obligations.  The Seller will have no obligation to indemnify the Purchaser Indemnified Parties pursuant to Sections 6.02(a), (d) and (e) in respect of the Losses contemplated therein unless the aggregate amount of all such Losses incurred or suffered by the Purchaser Indemnified Parties exceeds $3,500,000 (the “Deductible”), and the Seller’s aggregate liability in respect of claims for indemnification pursuant to Sections 6.02(a), (d) and (e) will not exceed $50,000,000; provided, that the amount of the Deductible will be decreased by any Losses incurred by Purchaser pursuant to Sections 7.02(b) and 7.05(b) hereto in an amount not to exceed $1,750,000; provided, further, that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 6.02(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 4.01(a) (Organization),  4.01(b) (Authorization), 4.01(u) (Taxes) and 9.16 (No Brokers) or (b) claims based upon fraud or intentional misrepresentation.  Claims for indemnification pursuant to Sections 6.02(b) and (c) are not subject to the monetary limitations set forth in this Section 6.07(a).

(b)                                 Purchaser Obligations.  The Purchaser will have no obligation to indemnify the Seller Indemnified Persons pursuant to Section 6.03(a) in respect of Losses arising from the breach of, or inaccuracy in, any representation or warranty described therein unless the aggregate amount of all such Losses incurred or suffered by the Seller Indemnified Parties exceeds $3,500,000, and the Purchaser’s aggregate liability in respect of claims for indemnification pursuant to Section 6.03(a) will not exceed $50,000,000; provided, however, that the foregoing limitations will not apply to (a) claims for indemnification pursuant to Section 6.03(a) in respect of breaches of, or inaccuracies in, representations and warranties set forth in Sections 5.01(a) (Organization), 5.01(b) (Authorization) and 9.16 (No Brokers) or (b) claims based upon fraud or intentional misrepresentation.  Claims for indemnification pursuant to Sections 6.03(b) and (c) are not subject to the monetary limitations set forth in this Section 6.07(b).

(c)                                  Knowledge and Investigation.  The right of the Purchaser Indemnified Parties or Seller Indemnified Parties to indemnification pursuant to this Article VI will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement, referred to in Sections 6.02 and 6.03.  The waiver of any condition contained in this Agreement based on the breach of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right of any Purchaser Indemnified Parties or Seller Indemnified Parties to

indemnification pursuant to this Article VI based on such representation, warranty, covenant or agreement.

6.08                           Remedies Cumulative.  The rights of the Purchaser Indemnified Parties and Seller Indemnified Parties under this Article VI are cumulative, and each Purchaser Indemnified Party and Seller Indemnified Party, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Article VI without regard to the availability of a remedy under any other provision of this Article VI.

ARTICLE VII
CERTAIN AGREEMENTS

7.01                           Conduct of the Business Prior to Closing.  From the Effective Date hereof until the Closing Date, except as permitted by this Agreement or as otherwise consented to by the Purchaser in writing, such consent not to be unreasonably withheld, conditioned or delayed, Seller shall continue to conduct its business in connection with the Property in the ordinary and usual course as heretofore conducted.  Without limiting the generality of the foregoing, the Seller shall:

(a)                                  conduct its commercial harvesting operations on the Real Property in accordance with the harvest schedule attached hereto as Exhibit L (“Harvest Schedule”). Commencing on January 1, 2003 and ending on the Closing Date, Seller shall pay up to $1,500,000 toward the costs of those certain silvicultural practices and activities mutually agreed upon by Purchaser and Seller.  If Purchaser requests that Seller undertake any silvicultural work which causes Seller to incur costs exceeding $1,500,000, Purchaser shall pay such excess costs to Seller by check within thirty (30) days after receipt of an invoice;

(b)                                 not sell, transfer, encumber or otherwise dispose of any of the Real Property, except for logs and timber harvested by Seller in the ordinary course of its business, and shall not sell, transfer, encumber or otherwise dispose of any of the Personal Property except in the ordinary course of business;

(c)                                  take all reasonable steps to enforce its rights under all Purchased Contracts, Licenses and Leases;

(d)                                 maintain its books of account and records relating to the Property in the usual, regular and ordinary manner, consistent with past practice;

(e)                                  preserve for the benefit of Purchaser the goodwill of those Persons having business relations with the Seller with respect to the Property;

(f)                                    advise all of Seller’s employees who perform work at or with respect to the Property to cooperate with Purchaser and its agents with respect to Purchaser’s conducting of its due diligence investigations; and

(g)                                 not enter into any contract, agreement, understanding, commitment, lease or license which would be assumed by the Purchaser hereunder, nor renew, extend, terminate, materially modify or waive any material rights under any Contract, Lease or License, in each case except with the Purchaser’s prior written consent; provided, that the Seller may enter into, extend or renew (i) any lease pursuant to which (A) the sole benefit granted to lessee is the right to graze, hunt, fish or camp upon the Real Property and (B) the sole burden upon the Seller is the obligation to allow such lessee to enter the Real Property and engage in such activities; (ii) any contract required to perform the silvicultural activities contemplated by (a) above, the cost of which will be borne solely by Seller; and (iii) any contract pertaining to the harvesting of the Real Property which harvesting is being performed in accordance with the Harvest Schedule; in each case without obtaining such consent; and provided; further that, other than those Leases accepted by Purchaser, Seller shall, at its cost, use commercially reasonable efforts to terminate all sand, gravel and other mining leases and use commercially reasonable efforts to cause the lessee to properly restore the surface pursuant to the terms of such lease prior to Closing.

7.02                           Casualty and Condemnation.

(a)                                  Notice of Casualty Loss and Condemnation Proceedings.  From the Effective Date until the Closing Date, Seller will promptly notify Purchaser of any material physical damage to the Property by fire, flood, windstorm, earthquake or other similar occurrence (a “Casualty Loss”) or of any condemnation proceeding commenced or threatened, or any exercise of eminent domain powers (or notice of the exercise thereof), with respect to the Property (the “Condemnation Proceedings”).

(b)                                 Settlement of Casualty Losses and Condemnation Proceedings.  If one or more Casualty Losses or Condemnation Proceedings result in an aggregate diminution in the value of the Property of $750,000 or less, the Purchase Price shall not be reduced to reflect the aggregate diminution in the value of the Property resulting from such Casualty Losses and/or Condemnation Proceedings, and Seller shall be entitled to retain any insurance proceeds or other payment or relief to which it may be entitled with respect to such Casualty Losses and/or Condemnation Proceedings.  If one or more Casualty Losses or Condemnation Proceedings result in an aggregate diminution in the value of the Property of more than $750,000 but less than $10,000,000, then the Purchase Price shall be reduced to reflect the aggregate diminution in the value of the Property resulting from such Casualty Losses and/or Condemnation Proceedings, and Seller shall be entitled to retain any insurance proceeds or other payment or relief to which it may be entitled with respect to such Casualty Losses and/or Condemnation Proceedings.  If one or more Casualty Losses or Condemnation Proceedings result in an aggregate diminution in the value of the Property of $10,000,000 or more, Purchaser may elect to terminate this Agreement by written notice to the Seller to be received no later than thirty (30) days after Purchaser receives its initial notice of the Casualty Losses and/or Condemnation Proceedings, in which case the Deposit shall be returned to Purchaser and, except as expressly provided to the contrary in this Agreement, Seller and Purchaser shall have no further rights, duties, obligations or liabilities under this Agreement.

(c)                                  Determination of Diminution in Value.  For purposes of determining the diminution in value of the Property in Section 7.02(b) above, (i) any diminution with respect to a Casualty Loss will be determined in accordance with Section 9.11 hereof and (ii) any diminution with respect to Condemnation Proceedings in connection with any portion of the Property other than the Seed Orchard will be valued on the basis of $625.00 per acre.

7.03                           Hart-Scott-Rodino Filings.

(a)                                  Filings.  If required by law, as soon as reasonably practicable following the Effective Date, Seller, on the one hand, and Purchaser, on the other hand, shall make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the consummation of the transactions contemplated hereby required under the HSR Act.  Seller and Purchaser shall cooperate with each other in connection with the making of all such filings and use their respective commercially reasonable efforts to obtain any governmental clearance required for the consummation of the transactions contemplated hereby (including compliance with the HSR Act and any applicable foregoing government reporting requirements).  If any action or proceeding is instituted (or threatened to be instituted) by any Governmental Authority that challenges the consummation of the transactions contemplated hereby, each of Purchaser and Seller shall cooperate and use their respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment or order (whether temporary, preliminary or permanent) that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement.  Purchaser shall pay all filing fees required by the HSR Act in connection with the transactions contemplated by this Agreement.

(b)                                 No Divestiture Required.  Notwithstanding the foregoing, none of Seller or Purchaser or any of their respective Affiliates shall be required to divest themselves of any material assets.

7.04                           Commercially Reasonable Efforts.  From the Effective Date until the Closing Date, subject to the terms and conditions herein provided, including those contained in Section 7.03, Seller and Purchaser agree to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and to cooperate with the other in connection with the foregoing, including using all commercially reasonable efforts:

(a)                                  to obtain, and to cooperate with the other party in obtaining, all necessary waivers, consents, releases and approvals, including all authorizations, consents, orders and approvals of any Governmental Authority that are listed on Section 4.01(d) of the Disclosure Schedule;

(b)                                 to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties hereto to consummate the transactions contemplated hereby;

(c)                                  to effect all necessary registrations and filings and submissions of information requested by any Governmental Authority; and

(d)                                 to fulfill all conditions to this Agreement.

7.05                           Title.

(a)                                  Title Commitment.  As soon as is practicable, and in any event within ten (10) days after the Effective Date, Seller shall cause the Title Company to deliver to Purchaser a commitment for title insurance (including all corresponding exception documents) issued by the Title Company for the Real Property (“Title Commitment”) and Seller shall provide Purchaser with full access to all copies of Existing Surveys in Seller’s possession or control.  Purchaser shall have until the Non-environmental Due Diligence Deadline to object in writing to any Title Defect disclosed in the Title Commitment and the Existing Surveys; provided that Purchaser’s remedy for any Title Defect concerning the number of acres included in the Real Property is limited to a reduction in the Purchase Price as specified in Section 2.04(b).  In addition, Purchaser shall have ten (10) days from the date on which Purchaser has received a New Survey to object to any Title Defect disclosed in the New Survey.  If Purchaser fails to timely provide such notice, all matters shown on, and all documents referred to in the Title Commitment, the Existing Surveys and the New Surveys shall be deemed Permitted Exceptions, and Purchaser shall have no further right to object to such matters or documents.  Any Title Defects objected to by Purchaser in accordance with this Section 7.05(a) shall be referred to herein as the “Title Objections”.

(b)                                 Effect of Title Objections.  If the aggregate cost to remove or cure all Title Objections is equal to or less than $1,000,000, Seller will not have any obligation to remove or cure such Title Objections and there shall be no decrease in the Purchase Price as a result of such Title Objections.  If the aggregate cost to remove or cure all Title Objections exceeds $1,000,000, then Purchaser may, by written notice to Seller on or before the Non-environmental Due Diligence Deadline, elect to terminate this Agreement; provided, that, in the event the aggregate cost to remove or cure all Title Objections does not exceed $2,500,000, Seller shall be able to prevent such termination by electing, by written notice to Purchaser within fifteen (15) days after receipt of Purchaser’s notice of termination, to either (i) decrease the Purchase Price by the amount by which the aggregate cost to remove or cure all Title Objections exceeds $1,000,000, (ii) remove or cure certain Title Objections to the reasonable satisfaction of the Purchaser prior to the Closing such that the aggregate cost to remove or cure the remaining Title Objections does not exceed $1,000,000 or (iii) remove or cure certain Title Objections to the reasonable satisfaction of the Purchaser prior to the Closing and decrease the Purchase Price by the amount by which the aggregate cost to remove or cure the remaining Title Objections exceeds $1,000,000.

7.06                           Access to Real Property.

(a)                                  Inspection. From the Effective Date until the Closing Date, but subject to the rights of third Persons under the Leases and Purchased Contracts, Purchaser shall have the right to enter onto the Real Property at reasonable times for the purpose of performing Purchaser’s Due Diligence.  All expenses in connection with the Due Diligence shall be paid solely by Purchaser (but subject to reimbursement as specified herein), whether or not the transactions contemplated by this Agreement are consummated and whether or not the information obtained for Purchaser’s Due Diligence is communicated to Seller.

(b)                                 Tests.  As part of the Due Diligence, Purchaser shall: (i) notify Seller before conducting any invasive test on the Real Property and provide notice to Seller as to the date and time of testing so as to allow Seller the opportunity to observe the testing operations (if Seller fails to have a representative present at the time and place for testing, it is deemed to have waived its right to observe such testing) and make available to Seller any split samples taken in connection with such testing; (ii) make available to Seller copies of any and all test reports (including a draft of the Purchaser’s Phase I delivered by Brown and Caldwell, which draft shall incorporate any comments made by Purchaser on such report) conducted by or for Purchaser; (iii) remove promptly from the Real Property all soil, drill cuttings, drilling muds, liquids or other substances or equipment or storage containers incident to conducting any environmental test and manage all such materials in compliance with all applicable laws; (iv) restore the Real Property to substantially the same condition prior to any test, reasonable wear and tear from ordinary use excepted; and (v) give written notice to Seller before communicating with any Governmental Authority regarding the environmental condition of the Real Property.

(c)                                  Carve-Out of Environmental Sites.  Purchaser has contracted with Brown and Caldwell to conduct a Phase I Environmental Assessment of the Real Property and to produce a report of its findings (the “Purchaser’s Phase I Report”).  In the event that Purchaser’s Phase I Report identifies any portion of the Real Property that may contain Hazardous Materials or otherwise may be in violation of or require remediation under any Environmental Law (the “Environmental Sites”), Purchaser may request in writing to Seller, within twenty (20) days of Purchaser’s receipt of the Purchaser’s Phase I Report from Brown and Caldwell, that any of the Environmental Sites be separated and excluded from the balance of the Real Property to be conveyed pursuant to this Agreement (such Environmental Sites, the “Selected Environmental Sites”) and that the Purchase Price be reduced by the aggregate value of the Environmental Sites to be excluded on the basis of $625.00 per acre.  Within twenty (20) days of Seller’s receipt of Purchaser’s request to exclude the Selected Environmental Sites, Seller shall notify Purchaser in writing of its election to either: (i) at its sole cost and expense, remediate the Selected Environmental Sites to Purchaser’s reasonable satisfaction prior to Closing; (ii) separate and exclude the Selected Environmental Sites from the balance of the Real Property to be conveyed pursuant to this Agreement and reduce the Purchase Price by the aggregate value of such Selected Environmental Sites on the basis of $625.00 per acre; or (iii) terminate this Agreement.

(d)                                 Determination of Size of Selected Environmental Sites.  Unless this Agreement is terminated pursuant to Section 7.06(c), if Seller fails or chooses not to remediate the Selected Environmental Sites to Purchaser’s reasonable satisfaction prior to Closing, then Purchaser and Seller will negotiate in good faith to agree on the size of the Selected Environmental Site parcels to be carved-out and Purchaser will provide Seller reasonable access to any such Selected Environmental Sites following the Closing.  In the event that Purchaser and Seller are not able to agree on the size of the Selected Environmental Site parcels to be excluded, the size of such Selected Environmental Site parcels shall be determined in accordance with Section 9.11 hereof.

(e)                                  No Liens.  From March 6, 2003 until the Closing Date, Purchaser shall not create or suffer to be created any damage, lien, or encumbrance against the Real Property as a result of Purchaser or Purchaser’s agents entering onto the Real Property.  Purchaser agrees to indemnify and hold Seller harmless from and against any and all Losses (other than Losses related to the results of the testing or inspection conducted by Purchaser) arising out of any such Due Diligence performed by Purchaser or on Purchaser’s behalf. If Seller is made a party to any action, suit or other proceeding as a result of Seller’s agreement to allow Purchaser to have access to the Real Property for the purposes of Purchaser’s Due Diligence, Purchaser agrees to pay all of Seller’s reasonable costs, including, without limitation, reasonable attorneys’ fees.  Purchaser agrees that Seller shall not be liable for any damage, loss, or claim of any type whatsoever to any vehicle, equipment, or other personal property used, stored or left on the Real Property by Purchaser, its agents, or contractors, in connection with the performance of Purchaser’s Due Diligence, and agrees to defend, indemnify and hold Seller harmless from any such damage, loss, or claim.

(f)                                    Records and Plans.  From the Effective Date until the Closing Date, but subject to any rights of third Persons, upon reasonable notice, Seller shall afford the officers, employees and authorized agents and representatives of Purchaser reasonable access during normal business hours to the Records and Plans, Purchased Contracts, Leases, Licenses, and all information on each item listed on the Disclosure Schedule (the “Due Diligence Information”) and allow Purchaser to make copies of the Due Diligence Information.

7.07                           Due Diligence.  The obligation of Purchaser to consummate the transactions contemplated hereby is conditioned on Purchaser’s review and approval of the condition of the Property, including review of the Seed Orchard, all Purchased Contracts, Licenses, and Leases, the environmental condition of the Real Property, the Title Commitment and the Existing Surveys and New Surveys (“Due Diligence”).  Seller will permit the Purchaser and its representatives to have full access (at reasonable times and upon reasonable notice) to the Property and to all employees and officers of the Seller with knowledge of the Property .  If the results of the Due Diligence are not acceptable to Purchaser, in its sole discretion, Purchaser may elect not to proceed with the transactions contemplated hereby and shall give written notice to Seller of such decision (“Nonacceptance Notice”).  A Nonacceptance Notice shall not relate in any way to the volume or value of timber on the Real Property.  If Purchaser gives a Nonacceptance Notice, this Agreement shall terminate, the Deposit shall be returned to Purchaser, and except as provided herein, all obligations of Seller and Purchaser under this Agreement shall terminate without liability to either party and each party shall bear its own costs.  Purchaser will be deemed to have waived any right to give a Nonacceptance Notice related to the environmental condition of the Real Property if such Nonacceptance Notice is not received by Seller on or before July 16, 2003 (the “Environmental Due Diligence Deadline”).  Purchaser will be deemed to have waived any right to give a Nonacceptance Notice unrelated to the environmental condition of the Real Property if such Nonacceptance Notice is not received by Seller on or before sixty (60) days after the later of the date on which Purchaser has received: (i) the last Title Commitment on all parcels or tracts of the Real Property and legible copies of all documents listed as exceptions in the Title Commitment, (ii) full access to the Existing Surveys, and (iii) full access to the Due Diligence Information (the “Non-environmental Due Diligence Deadline”).

7.08                           Exclusivity.  From the Effective Date until the Closing Date, Seller will not, and will not permit its Affiliates to, directly or indirectly: (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to, or enter into any transaction relating to, the acquisition of all or part of the Property or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek any of the foregoing.

7.09                           Public Announcements.  From the Effective Date and continuing after the Closing Date, Seller and Purchaser shall not issue or make any reports, statements or releases or other communications to the public with respect to this Agreement, or the transactions contemplated hereby without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed; provided, that any disclosure required to be made under applicable law or applicable rules of a national securities exchange may be made only if a party required to make such disclosure has determined in good faith that it is necessary to do so and has used best efforts, prior to the issuance of the disclosure, to provide the other party with a copy of the proposed disclosure and to discuss the proposed disclosure with the other party.

7.10                           Further Assurances.  From and after the Closing Date, each of the parties hereto shall execute such further Conveyancing Instruments, and such other documents, instruments of transfer or assignment (including a Real Estate Excise Tax Affidavit) and do such other things as may be reasonably required or desirable to carry out the intent of the parties hereunder and the provisions of this Agreement and the transactions contemplated hereby.

7.11                           Allocations.  From and after the Closing Date, neither Seller nor Purchaser  shall file any return or take any position with any taxing authority that is inconsistent with the allocation set forth in Section 3.07 of the Disclosure Schedule attached hereto.

7.12                           Recording.  From the Effective Date and continuing after the Closing Date, neither Purchaser nor Seller shall record this Agreement or any memorandum hereof.

7.13                           Retention of Obligations.  From the Effective Date until the Closing Date, notwithstanding anything to the contrary in this Agreement, Seller hereby expressly retains responsibility for, and in no event shall Purchaser or any Transferee Affiliates assume any liability or have any obligation for, any obligation which would result in the Purchase Price not being a “fixed amount” determined as of the Closing Date within the meaning of Section 514(c)(9)(B)(i) of the Code (a “Contingent Obligation”).  In the event that Purchaser determines at any time prior to the Closing that any obligation it would otherwise assume or be subject to upon consummation of the transactions contemplated by this Agreement would constitute a Contingent Obligation, then it shall give prompt written notice to Seller identifying in reasonable detail the nature of the Contingent Obligation.  Purchaser and Seller shall jointly use their commercially reasonable efforts to terminate the Contingent Obligation or to reform the Contingent Obligation.  If Purchaser and Seller are not able to terminate the Contingent Obligation or to reform it so that Purchaser determines that it is no longer a Contingent Obligation, such obligation shall be specifically deleted from the agreements to be assigned pursuant to this Agreement, and the Cash Amount shall be increased by the fair value of such Contingent Obligation, as agreed upon by Seller and Purchaser or, if they are unable to agree within 10 days of the anticipated Closing Date, then the fair value shall be determined in accordance with Section 9.11.  The adjustment to the Purchase Price shall be determined prior to the Closing.

7.14                           No Leases.  From the Effective Date and continuing after the Closing Date, neither Seller nor its Tax Affiliates will acquire any interest in any lease, or any interest in any Person which is a lessee under any lease, being assigned to and assumed by Purchaser or any Affiliate in connection with the transactions contemplated by this Agreement if such acquisition would cause the lessee to be a Tax Affiliate of Seller or otherwise result in a lease described in Section 514(c)(9)(B)(iii) of the Code.

The covenant in this Section 7.14 shall survive, as to each lease subject hereto, for the term of the lease as in effect on the Closing Date (including any extensions permitted to be exercised by the lessee by the terms of such lease).  If Seller gives notice to Purchaser that Seller elects to acquire any interest in a lessee that would be prohibited by this Section 7.14, then Purchaser shall permit, or cause any transferee of the Property to permit, the lessee to terminate the relevant lease, effective on the day immediately preceding the date the lessee becomes a Tax Affiliate of Seller.

7.15                           Consents.  Seller shall use its commercially reasonable efforts to (i) obtain all consents, orders, approvals, authorizations, waivers, declarations or filings necessary to consummate the transactions contemplated hereby which are required to be obtained by applicable law, any Governmental Authority or otherwise and (ii) obtain all consents required under the Contracts, Leases and Licenses listed on Section 4.01(d) of the Disclosure Schedule; provided, however, that the only consents required as a condition to Closing are the consents to those Contracts, Leases and Licenses listed on Section 7.15 of the Disclosure Schedule.

To the extent and for so long as all consents, orders, approvals, authorizations, waivers, declarations or filings required for the assignment of any Contract, Lease or License that is not listed on Section 7.15 of the Disclosure Schedule shall not have been obtained by Seller as of the Closing (each a “Nonassignable Contract”), then post-Closing (i) Seller shall use commercially reasonable efforts to provide to Purchaser the economic benefits of any Nonassignable Contract, (ii) Seller shall enforce, at the request of Purchaser, for the account of Purchaser, any rights of Seller under any Nonassignable Contract (including the right to elect to terminate the same in accordance with the terms thereof upon the advice of Purchaser), and (iii) Purchaser shall use commercially reasonable efforts to perform and discharge any Nonassignable Contract to the same extent required of Seller under the terms thereof.  Following the Closing, Seller shall not terminate, modify or amend any Nonassignable Contract without Purchaser’s prior written consent.

7.16                           Release of Seller.  Subject to the terms and conditions of Seller’s indemnity obligations in Article VI which are not affected in any way by this Section 7.16, from and after the Closing Date, Purchaser, on behalf of itself, and Purchaser Indemnified Parties and their successors and assigns, hereby forever waives, relieves, releases, and discharges Seller Indemnified Parties from any Claims, Losses, and Liabilities, whether known or unknown at the Closing Date, which the Purchaser Indemnified Parties and their successors and assigns have or incur, or may in the future have or incur, arising out of or related to the Assumed Liabilities described in Section 2.02(d), including without limitation, any and all Claims, Losses, and Liabilities for cost recovery and contribution under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act, and any state counterparts thereto, including state laws and regulations relating to the investigation and remediation of oil and gas wastes, as they may be amended from time to time, and under common law doctrines.

7.17                           Notification.  From the Effective Date until the Closing Date, Seller shall give prompt notice to Purchaser and Purchaser shall give prompt notice to Seller if either discovers (i) that any representation or warranty made by Seller contained in this Agreement that is qualified as to materiality has become untrue or inaccurate in any material respect or (ii) a failure by Seller to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement, and such notification in not intended to be, nor shall such notification be deemed to be, a waiver of Purchaser’s rights to recover from Seller for any breach of any representation and warranty or any covenant under this Agreement or a waiver of Purchaser’s rights to indemnification from Seller under Article VI.

7.18                           Supply Agreement.  No later than five (5) days after the Closing Date, Seller on the one hand, and Purchaser or any Affiliate (as of the Closing Date) of Purchaser then having title to the Real Property, on the other hand, shall each execute and deliver to the other the Supply Agreement in substantially the form attached hereto as Exhibit M (the “Supply Agreement”).

ARTICLE VIII
TERMINATION

8.01                           Termination.  This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

(a)                                  at any time before the Closing, by mutual written agreement of Seller and Purchaser;

(b)                                 at any time before the Closing, by Seller or Purchaser, in the event that a final, nonappealable order or any law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement or by the Closing Documents, upon notification of the non-terminating party by the terminating party;

(c)                                  by Purchaser, as provided in Sections 2.04(b), 7.02(b), 7.05(b) and 7.07 of this Agreement and by Seller as provided in Sections 2.04(b) and 7.06(c) of this Agreement;

(d)                                 by either the Purchaser or the Seller by providing written notice to the other at any time after October 31, 2003 if the Closing will not have occurred by reason of the failure of any condition set forth in Section 3.02, in the case of the Purchaser or Seller, as applicable, Section 3.03, in the case of the Purchaser, or Section 3.04, in the case of the Seller, to be satisfied (unless such failure is the result of one or more breaches or violations of, or inaccuracy in any covenant, agreement, representation or warranty of this Agreement by the terminating party); provided, that if procedures in Section 9.11 for resolving disputes regarding the extent of diminution of value are invoked, the date referred to in this Section 8.01(d) shall be extended to the earlier of (i) the second business day following the date on which all such disputes have been resolved and (ii) December 31, 2003;

(e)                                  by the Purchaser if either (i) there will be a material breach of, or material inaccuracy in, any representation or warranty of the Seller contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Purchaser’s right to terminate will arise only in the event of a material breach of, or material inaccuracy in, such representation or warranty as of such specified date or time), or (ii) the Seller will have breached or violated in any material respect any of its respective covenants and agreements contained in this Agreement, in each case which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition precedent to the Purchaser’s obligations set forth in Section 3.02 and 3.03; and

(f)                                    by the Seller if either (i) there will be a material breach of, or material inaccuracy in, any representation or warranty of the Purchaser contained in this Agreement as of the date of this Agreement or as of any subsequent date (other than representations or warranties that expressly speak only as of a specific date or time, with respect to which the Seller’s right to terminate will arise only in the event of a material breach of, or material inaccuracy in, such representation or warranty as of such specified date or time), or (ii) the Purchaser will have breached or violated in any material respect any of its respective covenants and agreements contained in this Agreement, in each case which breach or violation would give rise, or could reasonably be expected to give rise, to a failure of a condition precedent to the Seller’s obligations set forth in Section 3.02 and 3.04.

8.02                           Effect of Termination.  If this Agreement is terminated pursuant to Section 8.01, this Agreement will forthwith become null and void and the transactions contemplated hereby shall be abandoned without further action by the parties hereto and except as otherwise provided in Sections 8.03 and 8.04 below, (i) there will be no liability or obligation on the part of Seller or Purchaser (or any of their respective officers, directors, employees, agents or other representatives or affiliates) including with respect to Article VI and (ii) the Deposit shall be returned to Purchaser; provided, that this Section 8.02, Sections 3.08, 7.06(e) and 7.09 and Articles I and IX of this Agreement shall survive any termination of this Agreement and remain in full force and effect.

8.03                           Seller Default.  If the Closing shall not have occurred as a result of the termination of the Agreement by the Purchaser pursuant to Section 8.01(e) above, then Purchaser will be entitled to the return of the Deposit and in addition shall receive, as its sole and exclusive remedy, either (i) any and all of its reasonable out-of-pocket costs and expenses incurred in connection with the negotiation of, and attempted consummation of the transactions contemplated by, this Agreement or (ii) specific performance of this Agreement.  The Seller acknowledges and agrees that Purchaser would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, the Seller agrees that, without posting bond or other undertaking, the Purchaser will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties.  The Seller further agrees that, in the event of any action for specific performance in respect of such breach or violation, it will not assert that the defense that a remedy at law would be adequate.

8.04                           Purchaser Default; Liquidated Damages.  If the Closing shall not have occurred as a result of the termination of the Agreement by the Seller pursuant to Section 8.01(f) above, then Seller will be entitled to receive the Deposit as liquidated damages and such liquidated damages shall be the Seller’s sole and exclusive remedy in connection therewith.  The parties agree that the anticipated or actual harm, the difficulties of proof of loss and the inconvenience or infeasibility of otherwise obtaining an adequate remedy justify such liquidated damages.

ARTICLE IX
GENERAL PROVISIONS

9.01                           Notices.  All notices and other communications required or permitted hereunder will be in writing, and unless otherwise provided in this Agreement, will be deemed effective when delivered in person or when dispatched by facsimile transmission (confirmed successful sending by the machine and then confirmed by sending a copy in writing by mail simultaneously dispatched), or one business day after dispatch by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to Seller:

Louisiana-Pacific Corporation
100 Interstate 45 N
Conroe, Texas  77301
Attn:  Jeff Wagner
Telephone:  936.760.5938
Facsimile:  936.760.5907

With copies to:

Louisiana-Pacific Corporation
805 SW Broadway
Portland, Oregon 97205
Attn: Legal Department
Telephone:  503.821.5100
Facsimile:  503.821.5210

If to Purchaser:

ETT Acquisition Company, LLC
c/o The Molpus Woodlands Group
654 North State Street
Jackson, Mississippi 39202

Attn:  Robert L. Lyle
Telephone:  601.948.8733
Facsimile:  601.352.7463

With copy to:

Ropes & Gray

One International Place

Boston, MA 02110

Attn:  Larry J. Rowe, Esq.

Telephone:  617.951.7000

Facsimile:  617.951.7050

or to such other address or addresses as any party may from time to time designate as to itself by notice.

9.02                           Binding Effect.  This Agreement is binding upon and inures to the benefit of Seller and Purchaser and their respective successors and permitted assigns, and, except as provided in Article VI, no other party is conferred any rights by virtue of this Agreement or entitled to enforce any of the provisions hereof.

9.03                           Assignment.  Neither party shall assign this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld) and any attempted assignment hereof without prior written consent shall be void.  Notwithstanding the foregoing, Purchaser shall have the right to assign all or a portion of its rights and obligations, including with respect to all or any part of the Property being acquired by the Purchaser at Closing, to one or more of its Transferee Affiliates for which consent is not required.  If Purchaser exercises its right to assign hereunder prior to the Closing, the affected Property shall be transferred at the Closing directly to the assignee.

9.04                           Waiver.  Failure of either party at any time to require performance of any provision of this Agreement will not limit such party’s right to enforce such provision, nor will any waiver of any breach of any provision of this Agreement constitute a waiver of any succeeding breach of such provision or a waiver of such provision itself.

9.05                           Amendment.  This Agreement cannot be modified, amended or supplemented except by the written agreement of the parties hereto or their respective successors or permitted assigns.

9.06                           Certain Required Notices.

(a)                                  NOTICE REGARDING POSSIBLE LIABILITY FOR ADDITIONAL TAXES.  If for the current ad valorem tax year the taxable value of the Real Property is determined by a special appraisal method that allows for appraisal of the Real Property at less than its market value, Purchaser may not be able to meet the requirements to qualify the Real Property for that special appraisal method in a subsequent year and the Real Property may then be appraised at its full market value.  In addition, the transfer of the Real Property or a subsequent change in the use of the Real Property may result in the imposition of additional tax plus interest as a penalty for the transfer or the change in use of the Real Property.  The taxable value of the Real Property and the applicable method of appraisal for the current tax year is public information and may be obtained from the tax appraisal district established for the county in which the Real Property is located.

(b)                                 NOTICE REGARDING POSSIBLE ANNEXATION.  If any portion of the Real Property is located outside the limits of a municipality, such portion of the Real Property may now or later be included in the extraterritorial jurisdiction of a municipality and may now or later be subject to annexation by the municipality.  Each municipality maintains a map that depicts its boundaries and extraterritorial jurisdiction.  To determine if any portion of the Real Property is located within a municipality’s extraterritorial jurisdiction or is likely to be located within a municipality’s extraterritorial jurisdiction, Purchaser is advised to contact all municipalities located in the general proximity of the Real Property for further information.

(c)                                  WATER AND SEWER SERVICE NOTICE.  Those portions or parcels of the Real Property disclosed in Section 9.06(c) of the Disclosure Schedule are located in the water or sewer service areas noted in Section 9.06(c) of the Disclosure Schedule, which water and sewer service areas are the utility service providers authorized by law to provide water or sewer service to such portions or parcels of the Real Property.  Other than those noted in Section 9.06(c) of the Disclosure Schedule, no other retail public utility is authorized to provide water or sewer service to the applicable portions or parcels of the Real Property.  Special costs or charges may be assessed before Purchaser can receive water or sewer service.  Purchaser is advised to contact the applicable utility service provider to determine the cost that Purchaser will be required to pay and the period of time for utility service preparation, if any, that will be required to provide water or sewer service to the applicable Real Property.

9.07                           Attorneys’ Fees.  If arbitration or litigation or any other proceeding of any nature whatsoever (including any proceeding under the U.S. Bankruptcy Code) is instituted in connection with any controversy arising out of this Agreement or to interpret or enforce any rights, the prevailing party shall be entitled to recover its attorneys’, paralegals’, accountants’, and other experts’ fees and all other fees, costs, and expenses actually and reasonably incurred, as determined by an arbitrator or court of competent jurisdiction, in addition to all other amounts to which it is entitled at law or in equity.  The prevailing party will be deemed to be the party that shall have prevailed on the issues with the greatest value as determined by the arbitrator or court of competent jurisdiction.

9.08                           Severability.  If any term or provision of this Agreement or its application to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement and the application of such term or provision to such person or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term or provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.  If so affected, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.09                           Integration.  This Agreement, together with the Exhibits hereto and the other instruments and certificates referred to herein, constitutes the parties’ entire agreement and understanding for the purchase and sale of the Property and supersedes all prior agreements, whether written or oral, between the parties for such purchase and sale.

9.10                           Construction and Interpretation.  The headings or titles for the sections in this Agreement are intended for ease of reference only and shall not effect the construction or interpretation of any provision of this Agreement.  All provisions of this Agreement have been negotiated at arm’s length, and this Agreement shall not be construed for or against any party by reason of authorship or alleged authorship of any provision.

9.11                           Dispute Resolution.  The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to Sections 7.02 (to the extent such controversy relates to any Casualty Losses), 7.05, 7.06 and 7.13 of this Agreement promptly by negotiations between representatives and senior executives of the parties who have the authority to settle the controversy.  A representative of each party will communicate at least once and attempt to resolve the matter.  If the matter has not been resolved within 20 days of such communication, the controversy shall be settled in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator who is an expert with respect to the subject matter of the claim or controversy.  The arbitrator will determine the diminution in value as promptly as practicable.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1-16, and judgment rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The place of arbitration shall be New York, New York.  The cost of the arbitration will be borne by Purchaser and Seller equally.

9.12                           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to a contract executed and performed in the State of Texas, without giving effect to the conflicts of law principles thereof.

9.13                           WAIVER OF JURY TRIAL.  THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9.14                           Time.  Time is of the essence of this Agreement.

9.15                           Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties may execute this Agreement by signing any such counterpart.

9.16                           Broker’s or Finder’s Fee.  Except as disclosed in Section 9.16 of the Disclosure Schedule, each party hereby warrants to the other party that it has not dealt with any investment banker, broker or salesman in the negotiation of this Agreement.  Each party shall indemnify, defend, and hold harmless the other party against any commissions or fees due by virtue of the execution or Closing of this Agreement, the obligation or asserted claim for which arises from actions taken or claimed to be taken by or through the indemnifying party.

9.17                           No Third Party Beneficiaries.  Nothing in this Agreement or the Related Agreements, whether expressed or implied, is intended or shall be construed to confer upon or give any Person, other than the parties hereto, or in the case of Article VI, the Purchaser Indemnified Parties and Seller Indemnified Parties, any rights, remedies or other benefits under or by reason of this Agreement.

9.18                           Confidentiality.  Whether or not the Closing actually occurs, each of the parties will treat and will use its best efforts to cause all of its Affiliates, and its respective officers, employees, counsel, accountants, financial advisors, consultants and other representatives (collectively “Representatives”) to maintain, in confidence all documents, materials and other information disclosed to it by or on behalf of the other party during the course of discussions or negotiations leading to the execution of this Agreement or thereafter, in the preparation of this Agreement or the Related Agreements or otherwise in connection with the transaction contemplated hereby or thereby (the “Confidential Information”), unless (a) compelled to disclose by judicial or administrative process (including without limitation in connection with obtaining the necessary approvals of this Agreement and the transactions contemplated hereby from Governmental Authorities) or by other requirements of applicable law or applicable rules of a national securities exchange, (b) disclosed in a Claim asserted or commenced by a party hereto in pursuit of its rights or in the exercise of its remedies hereunder, or under the Related Agreements, except to the extent that such documents, materials or information can be shown to have been (i) previously known by a party receiving such documents, materials or information, (ii) in the public domain (either prior to or after the receipt by the receiving party of such documents, materials or information) through no fault of such receiving party, (c) later acquired by the receiving party from another source if the receiving party is not aware that such source is under an obligation to the other party hereto to keep such documents and information confidential, or (d) disclosed to a recipient who has executed a confidentiality agreement containing substantially the same restrictions as those set forth herein in connection with the receipt of such Confidential Information; provided, that following the Closing the foregoing restrictions will not apply to Purchaser’s use of documents, materials and information concerning the Property.  In the event the transactions contemplated hereby are not consummated, upon the request of the other party, each party hereto will, and will cause its Affiliates and their respective Representatives to, promptly redeliver, or cause to be redelivered, all copies of documents, materials and information furnished by the other party in connection with this Agreement or the transaction contemplated hereby and destroy, or cause to be destroyed, all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon prepared by the party that received such documents, materials and information or its Representatives.

Notwithstanding the preceding sentence or anything else in this Agreement to the contrary, each party hereto and its respective Representatives may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the parties hereto relating to such tax treatment and tax structure.  For this purpose “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the transaction and does not include information related to the identity of the parties.  The preceding authorization to disclose does not prevent each party and its respective Representatives from asserting any attorney-client privilege, work-product doctrine, or other applicable privilege or defense against disclosure of such information.

9.19                           Facsimile Signatures.  Facsimile transmission of any signed original document and retransmission of any signed facsimile transmission will be the same as delivery of an original. At the request of any party to this Agreement, the parties will confirm facsimile transmitted signatures by executing an original document.

9.20                           Bulk Sales Act.  The parties hereby waive compliance with the bulk sales act or comparable statutory provisions of each applicable jurisdiction.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

SELLER:

LOUISIANA-PACIFIC CORPORATION

By:
Name:
Title:

PURCHASER:

ETT ACQUISITION COMPANY, LLC

By:
Name:
Title:

EXHIBIT A

FORM OF NOTES

EXHIBIT B

FORM OF LETTER OF CREDIT

EXHIBIT C

FORM OF ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is made as of July 2, 2003, by and among FIDELITY NATIONAL TITLE INSURANCE COMPANY, a California corporation, having an address at 717 N. Harwood Street, Suite 800, Dallas, Texas 75201 (“Escrow Agent”), ETT ACQUISITION COMPANY, LLC, a Delaware limited liability company, having an address c/o The Molpus Woodlands Group, 654 North State Street, Jackson, Mississippi 39202 (“Purchaser”), and LOUISIANA-PACIFIC CORPORATION, a Delaware corporation, having an address at 100 Interstate 45 North, Conroe, Texas 77301 (“Seller”).

RECITALS:

WHEREAS, Purchaser and Seller have executed a Purchase and Sale Agreement (the “Purchase Agreement”) dated July 2, 2003 (the “Effective Date”).

WHEREAS, Pursuant to Section 2.05 of the Purchase Agreement, on the Effective Date, the Purchaser and the Seller have agreed that the Purchaser shall deposit with Escrow Agent an earnest money deposit in the amount of $8,731,500.00 (the “Deposit”) in immediately available funds.

WHEREAS, Escrow Agent has agreed to hold the Deposit, together with any interest or other investment income earned thereon (collectively, the “Escrow Funds”), in escrow on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Purchaser, the Seller and the Escrow Agent hereby agree as follows:

1.1                                 Definitions.  Capitalized terms used but not otherwise defined herein have the respective meanings assigned to them in the Purchase Agreement.

1.2                                 Engagement of Escrow Agent.  Seller and Purchaser hereby engage Escrow Agent to hold the Escrow Funds in accordance with the Purchase Agreement and Escrow Agent hereby accepts such engagement.  Escrow Agent hereby agrees to hold in escrow all funds comprising the Escrow Funds and acknowledges receipt of the Deposit.  Purchaser shall have the rights of a secured party in the Escrow Funds, and the Escrow Funds shall not be subject to any security interest, lien or attachment of any party or of any creditor of any party other than the Purchaser or a successor or permitted assign of the Purchaser.  The Escrow Agent does not own or have any interest in the Escrow Funds but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Escrow Funds in accordance with the terms and conditions hereinafter set forth.

1.3                                 Investment of Escrow Funds.  During the term of this Escrow Agreement, all

Escrow Funds shall be invested and reinvested by the Escrow Agent, as jointly directed in writing by Purchaser and Sellers, in (i) Bank of America, N.A. money market rate account with the Escrow Agent; or (ii) such specific investments as Purchaser and the Seller shall, from time to time, jointly direct the Escrow Agent in writing.  All interest or other investment income earned on the Deposit shall accrue to the benefit of the Purchaser.  The Escrow Agent may liquidate all or any part of the Escrow Funds at such time and in such manner, upon written direction of Purchaser and Seller, to convert the Escrow Funds into cash for the application and distribution in accordance with this Escrow Agreement.

1.4                                 Deliveries from Escrow.

(a)                                  Closing.  Purchaser and the Seller shall give joint written notice to the Escrow Agent at least 24 hours prior to the time scheduled for Closing, which notice shall include instructions for the disbursement of the Escrow Fund. The Escrow Agent shall disburse the then-current balance of the Escrow Funds to the Seller at the Closing and such amount shall be credited toward Purchaser’s payment of the Purchase Price in accordance with the terms of the Purchase Agreement.

(b)                                 Termination.  If the Escrow Agent receives a written statement executed by both the Purchaser and the Seller, at any time, stating that the Purchase Agreement has been terminated in accordance with Sections 8.01 (a), (b), (c), (d) or (e) thereof, then the Escrow Agent shall deliver the Escrow Funds to the Purchaser.  If the Escrow Agent receives a written statement executed by both the Purchaser and the Seller, at any time, stating that the Purchase Agreement has been terminated in accordance with Section 8.01(f) thereof, then the Escrow Agent shall deliver the Escrow Funds to the Seller.

(c)                                  Agreement to Deliver Joint Notice.  The Purchaser and the Seller will execute and deliver to the Escrow Agent such additional instructions and certificates hereunder as may be required to give effect to the provisions of Section 1.04.

1.5                                 Dispute Resolution.  Purchase and Seller shall use their best efforts to attempt to resolve any dispute relating to this Escrow Agreement, or a breach hereof, including the failure to deliver notice to the Escrow Agent as required by Section 1.04 in an expedited manner.  To the extent the controversy is not finally resolved within 15 days, Purchaser and Seller shall engage in the dispute resolution process referred to in the first two sentences of Section 9.11 of the Purchase Agreement.  To the extent that the dispute is finally resolved, Purchaser and Seller shall sign a written statement setting forth the settlement and submit such statement to the Escrow Agent, and the Escrow Agent shall be entitled to rely on such statement.  If the dispute is not finally resolved within 45 days after the date the Purchase Agreement is terminated, either party may commence an action with respect thereto in a court of competent jurisdiction.

1.6                                 Ownership for Tax Purposes.  The Purchaser shall be responsible for all taxes arising from or attributable to the Deposit for as long as such amounts remain in the escrow account.  The Escrow Agent shall furnish an account statement showing interest earned to and into the account of the Purchaser.  The party receiving the Escrow Funds shall be responsible for all taxes arising from or attributable to such funds during the period beginning with such receipt.

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1.7                                 Compensation.  Escrow Agent will not be compensated for its services performed pursuant to this Agreement except for (a) those expenses or costs charged for investments by the bank or institution holding the cash portion of the Deposit, and (b) reasonable attorneys’ fees or costs incurred as a result of any dispute between Seller and Purchaser.  Each of the Purchaser and the Seller shall pay one-half of the amounts required to be paid to the Escrow Agent pursuant to this Section 1.07 at the time of the Closing or, if such Closing has not occurred at the time the Escrow Funds are disbursed, at such time.

1.8                                 Reporting Person.  Seller and Purchaser designate Escrow Agent as the “Reporting Person,” as such term is utilized in Section 6045 of the Code, and agree to (a) provide to Escrow Agent the information and other certifications required pursuant to Section 2.05(c)(ii) and (iii) of the Purchase Agreement and (b) otherwise comply with Section 2.05 of the Purchase Agreement.  Escrow Agent agrees to serve as Reporting Person as set forth in Section 2.05 of the Purchase Agreement.

1.9                                 Escrow Agent.

(a)                                  If the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions from any of the undersigned with respect to the Escrow Funds, which, in its opinion, are in conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action until it shall be directed otherwise in writing by the Purchaser and the Seller or by order of a court of competent jurisdiction.  The Escrow Agent shall be protected in acting upon any notice, request, waiver, consent, receipt or other document reasonably believed by the Escrow Agent to be signed by the proper party or parties.

(b)                                 Seller and Purchaser recognize and acknowledge that Escrow Agent is serving without compensation and solely as an accommodation to the parties hereto and each agree that the Escrow Agent shall not be liable for any error or judgment or for any act done or step taken or omitted by it in good faith or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection herewith, except its own gross negligence or willful misconduct, and the Escrow Agent shall have no duties to anyone except those signing this Escrow Agreement.

(c)                                  The Escrow Agent is hereby indemnified by the Purchaser and the Seller, from all losses, costs and expenses that may be incurred by it as a result of the performance of its duties hereunder, provided that such losses, costs and expenses shall not have result from the bad faith, willful misconduct or negligence of the Escrow Agent.  Such indemnification shall be borne in equal proportions by the Purchaser and the Seller.  From and after the Closing, for purposes of this Section 1.9(c), “Purchaser” shall mean, at any time, each of ETT Acquisition Company, LLC and any Affiliate (as of the Closing Date) of ETT Acquisition Company, LLC having title at such time to any portion of the Property.

(d)                                 The Escrow Agent does not have any interest in the Escrow Funds deposited hereunder but is serving as escrow holder only and having only possession thereof.  This paragraph shall survive notwithstanding any termination of this Escrow Agreement or the resignation of the Escrow Agent.

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1.10                           Replacement of Escrow Agent.  The Escrow Agent may resign at any time by giving 90 days’ prior written notice to the Purchaser and the Seller, but will continue to serve until a successor is appointed.  Purchaser may, in a written notice delivered to the Seller and the Escrow Agent, appoint a successor escrow agent; provided, however, that such successor escrow agent shall be a bank located in Texas with capital and surplus and undivided profits of more than $100 million.  Any successor escrow agent shall execute and deliver an instrument accepting the appointment as escrow agent hereunder and thereupon will have the same rights and duties as the original Escrow Agent and be governed by the terms and conditions set forth in this Escrow Agreement.  If no successor escrow agent is named by the Purchaser, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor escrow agent.

1.11                           Notices.  All notices and other communications required or permitted under this Escrow Agreement will be in writing and, unless otherwise provided herein, will be deemed effective when delivered in person or when dispatched by facsimile transmission (confirmed in writing by mail simultaneously dispatched), or one business day after dispatch by a nationally recognized overnight courier service to the appropriate party at the address specified below:

If to Seller:

Louisiana-Pacific Corporation
100 Interstate 45 North
Conroe, Texas  77301
Attn:  Jeff Wagner
Telephone:  936.760.5938
Facsimile:  936.760.5907

With copies to:

Louisiana-Pacific Corporation
805 SW Broadway
Portland, Oregon 97205
Attn: Ian Ford
Telephone:  503.821.5100
Facsimile:  503.821.5210

If to Purchaser:

ETT Acquisition Company, LLC
c/o The Molpus Woodlands Group
654 North State Street
Jackson, Mississippi 39202

Attn:  Robert L. Lyle
Telephone:                                    601.948.8733

Facsimile:                                            601.352.7463

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With copy to:

Ropes & Gray
One International Place
Boston, MA 02110
Attn: Larry J. Rowe
Telephone:                                    617.951.7000

Facsimile:                                            617.951.7050

If to Escrow Agent:

Fidelity National Title Insurance Company

717 N. Harwood Street
Suite 800
Dallas, Texas  75201

Attention:                                         Tim Hardin

Telephone:                                    214.220.1830

Facsimile:                                            214.969.5348

or to such other address as either party may from time to time designate by written notice to the other party as set forth herein.

1.12                           Successors and Assigns.  This Escrow Agreement is binding upon and inures to the benefit of all parties hereto and their respective successors and permitted assigns, and no other party is conferred any rights by virtue of the Escrow Agreement or entitled to enforce any of the provisions hereof.  No party hereto may assign this Escrow Agreement without the prior written consent of the other parties.  Any assignment without prior written consent shall be deemed null and void.

1.13                           Severability.  If any term or provision of this Escrow Agreement or its application to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Escrow Agreement and the application of such term or provision to such person or circumstance other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term, or provision of this Escrow Agreement shall be valid and enforceable to the fullest extent permitted by law.

1.14                           Amendment.  This Agreement may not be modified or amended except in a writing signed by the Escrow Agent, the Purchaser and the Seller.

1.15                           Counterparts.  This Escrow Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties may execute this Agreement by signing any such counterpart.

1.16                           Headings.  The headings and captions in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.

1.17                           Governing Law.  This Escrow Agreement will be governed by and construed in

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accordance with the laws of the State of Texas applicable to a contract executed and performed in the State of Texas, without giving effect to the conflicts of law principles thereof.

1.18                           Termination.  This Escrow Agreement shall terminate when the Escrow Funds have been fully released or distributed in accordance with the provisions of this Escrow Agreement.

1.19                           Entire Agreement.  This Agreement contains the entire agreement between the parties related to the transaction contemplated hereby and all prior or contemporaneous agreements, understandings, representations and statements, oral or written, are merged herein and superseded hereby.

1.20                           Facsimile Signatures.  Facsimile transmission of any signed original document and retransmission of any signed facsimile transmission will be the same as delivery of an original.  At the request of any party to this Escrow Agreement, the parties will confirm facsimile transmitted signatures by executing an original document.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Escrow Agreement as of the date first above written.

SELLER:

LOUISIANA-PACIFIC CORPORATION, a Delaware corporation

By:
Name:
Title:

PURCHASER:

ETT ACQUISITION COMPANY, LLC,
a Delaware limited liability company

By:
Name:
Title:

ESCROW AGENT:

FIDELITY NATIONAL TITLE INSURANCE COMPANY, a California corporation

By:
Name:
Title:

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EXHIBIT D

FORM OF DEED

RECORD AND RETURN TO:

SPECIAL WARRANTY DEED

STATE OF TEXAS	)
	)	ss.	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	)

THAT LOUISIANA-PACIFIC CORPORATION, a Delaware corporation, having an address at 100 Interstate 45 North, Conroe, Texas 77301 (“Grantor”), for and in consideration of the sum of $10.00 and other good and valuable consideration paid to Grantor by ETT ACQUISITION COMPANY, LLC, a Delaware limited liability company, having an address c/o The Molpus Woodlands Group, 654 North State Street, Jackson, Mississippi 39202 (“Grantee”), the receipt and sufficiency of which are hereby acknowledged, has GRANTED, SOLD AND CONVEYED, and by these presents does hereby GRANT, SELL AND CONVEY unto Grantee, all of that certain real property located in             County, Texas, more particularly described in Exhibit A attached hereto and incorporated herein by reference, together with: (a) all timber of all species thereon (including those standing dead or down, all felled and bucked logs, trees, shrubs and reproduction thereon) as of the date hereof, and including all buildings, structures, other constructions and improvements of every nature located or situated on such real property; (b) all strips, gores,  tenements, rights, servitudes, easements, hereditaments, rights of way, privileges, liberties, appendages and appurtenances now or hereafter belonging or pertaining to such real property; (c) all of Grantor’s right, title and interest, if any, in and to (i) any oil, gas, other hydrocarbons, sand, gravel, and any other minerals and mineral interests, which may be in, under and/or that may be produced, saved and marketed, from such real property, (ii) any royalties, bonuses, overriding royalties, production payments, and (iii) any other oil, gas and mineral interests of whatever nature and character, or other interests connected therewith, arising therefrom or ancillary thereto; and (d) all of Grantor’s right, title and interest in and to (i) the surface water and surface water rights, appropriations and permits related to surface water of such real property, (ii) any groundwater and any severed groundwater, and (iii) any groundwater licenses or permits in locations other than in such real property used for the benefit thereof (collectively, the “Property”);

SUBJECT, HOWEVER, to the permitted exceptions attached hereto and made a part hereof as Exhibit B.

TO HAVE AND TO HOLD the Property, subject to the aforesaid encumbrances, unto Grantee, Grantee’s successors and assigns, forever; and Grantor does hereby bind Grantor and Grantor’s successors and assigns to WARRANT AND FOREVER DEFEND all and singular the Property, subject to the aforesaid encumbrances, unto Grantee, Grantee’s successors and assigns, against every person whomsoever lawfully claiming or to claim the same or any part thereof, by, through or under Grantor, but not otherwise.

All ad valorem taxes and assessments for the Property for the current calendar year have been prorated by the parties hereto as of the effective date of this Special Warranty Deed and by acceptance hereof Grantee hereby expressly assumes liability for the payment thereof and for subsequent years.

[remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, this Special Warranty Deed has been executed by Grantor on the date set forth below, and is effective as of                          , 2003.

GRANTOR:

LOUISIANA-PACIFIC CORPORATION, a Delaware corporation

By:
Name:
Title:
Date:

STATE OF                                                                                                               )
                                                                                                                                                                        )  ss:
COUNTY OF                                                                                                        )

This instrument was acknowledged before me on                       , 2003, by                     , the                   of Louisiana-Pacific Corporation, a Delaware corporation on behalf of said corporation.

Notary Public, State of

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EXHIBIT E

FORM OF BILL OF SALE

BILL OF SALE, made, executed and delivered on                          , by LOUISIANA-PACIFIC CORPORATION, a Delaware corporation (“Seller”), to ETT Acquisition Company, LLC, a Delaware limited liability company (the “Purchaser”)

W I T N E S S E T H:

WHEREAS, the Purchaser and the Seller are parties to a Purchase and Sale Agreement dated as of                       (the “Purchase Agreement”); and

WHEREAS, the Purchaser and the Seller now desire to carry out the intent and purpose of the Purchase Agreement by the Seller’s execution and delivery to the Purchaser of this instrument evidencing the sale, conveyance, assignment, transfer and delivery to the Purchaser of the Personal Property and the Records and Plans, each subject to the Assumed Liabilities; provided, however, that there shall be excluded the Excluded Liabilities;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller does hereby sell, convey, assign, transfer, grant and deliver unto the Purchaser and its successors and assigns, forever, the Personal Property and the Records and Plans, subject to the Assumed Liabilities and the terms and conditions of the Agreement, and free and clear of all Liens.

TO HAVE AND TO HOLD the Personal Property and the Records and Plans unto the Purchaser, its successors and assigns, FOREVER.

The Seller hereby constitutes and appoints the Purchaser and its successors and assigns as its true and lawful attorneys in fact in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of the Seller but on behalf of and for the benefit of the Purchaser and its successors and assigns, to demand and receive any and all of the assets, properties, rights and business hereby conveyed, assigned, and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and from time to time to institute and prosecute, in the name of the Seller or otherwise, for the benefit of the Purchaser or its successors and assigns, proceedings at law, in equity, or otherwise, which the Purchaser or its successors or assigns reasonably deem proper in order to collect or reduce to possession or endorse any of the Personal Property or Records and Plans and to do all acts and things in relation to the assets which the Purchaser or its successors or assigns reasonably deem desirable.

In the event that any provision of this Bill of Sale be construed to conflict with a provision in the Purchase Agreement, the provision in the Purchase Agreement shall be deemed to be controlling.

This instrument shall be binding upon and shall inure to the benefit of the respective successors and assigns of the Seller and the Purchaser.

This Bill of Sale shall be construed and enforced in accordance with the laws (other than the conflict of law rules) of the State of Texas.

This Bill of Sale may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

Capitalized terms which are used but not defined in this herein shall have the meaning ascribed to such terms in the Purchase Agreement

IN WITNESS WHEREOF, the undersigned has executed this instrument under seal of the Seller on the date first above written.

LOUISIANA-PACIFIC CORPORATION, a Delaware corporation

By:
Title:

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EXHIBIT F

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of                         by and between LOUISIANA-PACIFIC CORPORATION, a Delaware corporation, having an address at 100 Interstate 45 North, Conroe, Texas 77301 (“Seller” or “Assignor”), and ETT Acquisition Company, a Delaware limited liability company, having an address c/o The Molpus Woodlands Group, 654 North State Street, Jackson, Mississippi 39202 (“Purchaser” or “Assignee”).

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

WHEREAS, Seller and Purchaser are parties to a Purchase and Sale Agreement, dated                          , 2003 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”);

WHEREAS, pursuant to the Purchase Agreement, the Purchaser has agreed to assume certain liabilities and obligations of the Seller that are expressly described as being Assumed Liabilities in Section 2.02 of the Purchase and Sale Agreement, and the Seller has agreed to retain certain Excluded Liabilities described in Section 2.03 of the Purchase and Sale Agreement;

WHEREAS, capitalized terms which are used but not defined in this Agreement shall have the meaning ascribed to such terms in the Purchase Agreement;

WHEREAS, it is the intention of the parties that the Seller will assign to the Purchaser and the Purchaser will assume the Assumed Liabilities by the execution and delivery of this Assignment Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Seller and Purchaser hereby agree as follows:

1.                                       Assignor hereby SELLS, CONVEYS, TRANSFERS, GRANTS, ASSIGNS AND DELIVERS to Assignee, its successors and assigns, free and clear of all Liens, all of the right, title and interest of the Seller in, to and under the Purchased Contracts, Leases and Licenses (collectively, the “Assigned Property”).

2.                                       Assignor hereby assigns to the Assignee and the Assignee hereby assumes and agrees to pay and discharge when due the Assumed Liabilities.  Notwithstanding anything herein to the contrary or in any other writing delivered in connection herewith, the Excluded Liabilities are specifically excluded from the Assigned Property and shall be retained by the Assignor at and following the Closing Date.

3.                                       The Assignor hereby constitutes and appoints the Assignee, its successors and assigns, as the true and lawful agent and attorney-in-fact of the Assignor to demand and receive any and all of the Assigned Property which are hereby assigned, conveyed and transferred, or are intended so to be, and which are not in the possession or under the exclusive control of the Assignor, and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in the name of the Assignor or in the name of the Assignee, its successors or assigns, as the legal attorney-in-fact of the Assignor thereunto duly authorized, for the benefit of the Assignee, its successors and assigns, any and all proceedings at law, in equity or otherwise, which the Assignee, its successors and assigns, may deem proper for the collection and enforcement of any claim or right of any kind hereby granted, sold, conveyed, transferred or assigned, or intended so to be, and to do all acts and things in relation to the Assigned Property which the Assignee, its successors and assigns, shall deem desirable, the Assignor hereby declaring that the foregoing powers are coupled with an interest and are irrevocable by the Assignor.  Assignor acknowledges that such appointment does not require the Assignee to use any special skills or expertise in carrying out any acts under such appointment.  Assignee accepts its appointment as Assignor’s true and lawful agent and attorney-in-fact.  Assignee understands its duties under this paragraph 3 and Texas law regarding powers of attorney.  Notwithstanding the foregoing, Assignor shall retain the right, power, interest and authorization to institute or prosecute any and all proceedings at law, in equity or otherwise which the Assignor shall deem proper for the collection and enforcement of any claim or right under the Assigned Property which constitutes an Excluded Liability.

4.                                       Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any person, firm or corporation other than the Assignee, its successors and assigns, any remedy or claim under or by reason of this instrument or any term, covenant or condition hereof, and all of the terms, covenants, conditions, promises and agreements in this Agreement shall be for the sole and exclusive benefit of the Assignee and its successors and assigns.

5.                                       Neither the making nor the acceptance of this Agreement shall enlarge, restrict or otherwise modify the terms of the Purchase Agreement or constitute a waiver or release by the Assignor or the Assignee of any liabilities, duties or obligations imposed upon either of them by the terms of the Purchase Agreement, including, without limitation, the representations and warranties and other provisions which the Purchase Agreement provides shall survive the date hereof.  In the event that any provision of this Agreement may be construed to conflict with a provision of the Purchase Agreement, the provision in the Purchase Agreement shall be deemed controlling.

6.                                       This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to a contract executed and performed in the State of Texas, without giving effect to the conflicts of law principles thereof.

7.                                       This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties may execute this Agreement by signing any such counterpart.

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IN WITNESS WHEREOF, Assignor and Assignee execute and deliver this Agreement as of the date and year first above written.

ASSIGNOR:

LOUISIANA-PACIFIC CORPORATION, a Delaware corporation

By:
Name:
Title:

ASSIGNEE:

ETT ACQUISITION COMPANY, LLC, a Delaware limited liability company

By:
Name:
Title:

3

EXHIBIT G

FORM OF SELLER’S AFFIDAVIT

TITLE COMPANY:  FIDELITY NATIONAL TITLE INSURANCE COMPANY

TITLE COMPANY GF NOS.:

OWNER:  LOUISIANA-PACIFIC CORPORATION

PROPERTY DESCRIPTION:

Various tracts of land located in Hardin, Jasper, Liberty, Newton, Orange, Polk, and Tyler Counties, Texas, and being more fully described on Exhibit “A” attached hereto and made a part hereof.

The undersigned affiant (“Affiant”), after being duly sworn, hereby states under oath that, to the best of Affiant’s actual conscious knowledge, the following information is true and correct:

1.                                       Purpose of Affidavit.  Affiant makes this affidavit (the “Affidavit”) to the Title Company as an inducement to it to complete a transaction concerning the Property pursuant to the Purchase and Sale Agreement, dated as of July 2, 2003, by and between Affiant and ETT Acquisition Company, LLC (the “Purchase Agreement”).  Affiant acknowledges that Title Company is relying upon these representations as being true and correct.  Affiant also acknowledges that the contemplated transaction would not be consummated without the execution of this Affidavit.  Affiant represents that the person executing this Affidavit on behalf of Affiant is duly authorized to do so.

2.                                       Debts and Liens.  Except as indicated below, there are no loans, tax liens, abstract of judgment liens or other real estate liens affecting the Property.  The exceptions are:

CREDITOR	ORIGINAL AMOUNT OF DEBT

In the event Title Company is directed to pay any of the debts listed above, Affiant understands that Title Company is relying upon written payoff information furnished by the Creditor in computing such payments.  If a Creditor deems any additional sum due and owing, Affiant agrees to indemnify and to hold Title Company harmless with regard to any claim or alleged claim of the Creditor.

3.                                       Real Property Taxes.  All real property taxes assessed against the Property which are due and payable have been paid in full.

4.                                       Improvement Debts and Liens.  Except as indicated below, there are no unpaid debts relating to any of the following items which may affect the Property:  plumbing fixtures, water heaters, swimming pools, furnaces, air conditioners, heaters, radio or television antennas, carpeting, rugs, lawn sprinkling systems, venetian blinds, window shades, draperies, electric appliances, fences, gas or electric grills or lights, landscaping or any personal property or fixtures attached to or a part of the Property, and there are no security interests affecting the Property evidenced by financing statements, security agreements or otherwise, nor any unpaid bills for labor or materials used in connection with any construction of improvements on the Property.  The exceptions are:

CREDITOR	ORIGINAL AMOUNT OF DEBT

None	N.A.

5.                                       Government Liens.  Affiant has received no notice of any paving or sewer liens or claims outstanding against the Property.  There are no petitions for the paving of streets, alleys or sidewalks adjoining the Property which are known to the Affiant.  Further, no governmental authority is claiming a lien against the Property for costs incurred in removing trash, cutting grass or weeds, or removing or repairing a building.  There are no judgments, pending bankruptcies, creditor’s rights proceedings, state or federal tax liens relating to Affiant in  Hardin, Jasper, Liberty, Newton, Orange, Polk, and Tyler Counties, Texas or elsewhere.

6.                                       Broker’s and Appraiser’s Liens.  Affiant has received no notice of any claim of a broker’s or appraiser’s lien relating to the Property.

7.                                       Persons in Possession.  To the Knowledge of Seller, no Person is in possession of all or any portion of the Real Property other than (i) tenants (as tenants only) under the Leases, (ii) as contemplated by the Permitted Exceptions and (iii) as disclosed in Section 4.01(n)-2 of the Disclosure Schedule.

Capitalized terms which are used but not defined in this Affidavit shall have the meaning ascribed to such terms in the Purchase Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

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EXECUTED this          day of                             , 2003.

LOUISIANA-PACIFIC CORPORATION

By:
Printed Name:
Title:

SWORN TO AND SUBSCRIBED before me, this         day of                    , 2003.

Notary Public in and for the State of

(Acknowledgment)

STATE OF                                                                                  )

                                                                                                                                             )

COUNTY OF                                                                         )

This instrument was acknowledged before me on the        day of                    , 2003, by                                  who is                                of Louisiana-Pacific Corporation, on behalf of said corporation.

Notary Public in and for the State of

3

EXHIBIT H

FORM OF NON-FOREIGN AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person.  To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by Louisiana-Pacific Corporation, a Delaware corporation (the “Transferor”), the undersigned hereby certifies the following on behalf of the Transferor:

Transferor is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

Transferor’s U.S. employer identification number is 93-0609074; and

Transferor’s office address is:

Louisiana-Pacific Corporation

805 SW Broadway

Suite 1200

Portland, OR 97205

Transferor understands that this certification may be disclosed to the Internal Revenue Service and that any false statement made within this certification could be punished by fine, imprisonment, or both.

Under penalties of perjury the undersigned declares that he has examined this certification and that to the best of his knowledge and belief it is true, correct and complete, and the undersigned further declares that he has the authority to sign this document on behalf of the Transferor.

TRANSFEROR:

LOUISIANA-PACIFIC CORPORATION, a Delaware corporation

By:
Name:
Its:

EXHIBIT I

FORM OF OPINION OF COUNSEL TO SELLER

EXHIBIT J

FORM OF LETTER AGREEMENT

EXHIBIT K

FORM OF OPINION OF COUNSEL TO PURCHASER

EXHIBIT L

HARVEST SCHEDULE

EXHIBIT M

FORM OF SUPPLY AGREEMENT